UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12
RIMINI STREET, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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RIMINI STREET, INC.
3993 Howard Hughes Parkway, Suite 500
Las Vegas, Nevada 89169
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Date:    June 2, 2021
Time:    12:00 p.m. Pacific Time
Virtual Meeting Access: https://www.cstproxy.com/riministreet/2021

Dear Stockholder:

Notice is hereby given that the annual meeting of the stockholders (the “Annual Meeting”) of Rimini Street, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 2, 2021, at 12:00 p.m. Pacific Time in a virtual meeting format only.

We hope this letter finds you healthy and safe. We continue to be sensitive to the public health and travel concerns presented by the Coronavirus (COVID-19) crisis that our stockholders, directors, employees and other stakeholders may have and the recommendations that various public health officials have issued in light of the evolving COVID-19 situation. As of the date of this Notice, all Company offices worldwide remain temporarily closed to the public, and we have transitioned as many of our employees as possible to a work-at-home model, placed restrictions on non-essential business travel, transitioned to a no in-person event marketing strategy and implemented a fully remote sales model. While some of our offices have partially re-opened with limited staffing, our offices will not fully re-open until local authorities permit us to and our own criteria and conditions to ensure employee health and safety are satisfied. Under these circumstances, as with the 2020 annual meeting of stockholders, we are conducting the Annual Meeting by means of a live virtual-only online webcast. We look forward to resuming in-person annual meetings with our stockholders in future years once these public health and travel concerns have abated.
The Annual Meeting will be a virtual meeting of stockholders, which will be conducted live via audio webcast. You will be able to attend and listen to the Annual Meeting live, submit written questions and vote your shares electronically at the Annual Meeting by visiting https://www.cstproxy.com/riministreet/2021. For instructions on how to attend and vote your shares at the Annual Meeting, see the information in the accompanying Proxy Statement in the sections titled “Registration and Access to the 2021 Virtual-Only Annual Meeting” and “Questions and Answers about the Annual Meeting and Voting—How can I attend and vote at the Annual Meeting?”
The Annual Meeting is being held for the following purposes (which are more fully described in the Proxy Statement, which is attached to and made a part of this Notice):
1.To elect the two Class I director nominees identified in the accompanying Proxy Statement to the Board of Directors of the Company, each to hold office until the 2024 annual meeting of stockholders and until his or her successor is elected and qualified.
2.To conduct an advisory vote to approve the Company’s executive compensation.
3.To conduct an advisory vote on the frequency of future advisory votes on executive compensation.
4.To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.
5.To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Whether or not you plan to attend the Annual Meeting, you are encouraged to read the accompanying Proxy Statement and then cast your vote as promptly as possible in accordance with the instructions provided. Submitting a vote before the Annual Meeting will not preclude you from updating your vote online during the Annual Meeting.

Who can vote:
Stockholders of record of our common stock and Series A 13% Redeemable Convertible Preferred Stock at the close of business on April 19, 2021 (the “Record Date”) are entitled to notice of, and to attend and vote at, the Annual Meeting and any postponement or adjournment thereof.

How you can vote:
Prior to the Annual Meeting, you may vote your proxy by (i) accessing the internet website specified on your proxy card or (ii) marking, signing and returning the enclosed proxy card in the pre-paid postage envelope provided. Stockholders who received their proxy card through an intermediary (such as a broker or bank) must deliver it in accordance with the instructions given by such intermediary.
During the virtual-only Annual Meeting, you or your proxy holder will be able to participate and vote by visiting www.cstproxy.com/riministreet/2021 and using the control number assigned to you by Continental Stock Transfer & Trust Company, our transfer agent. To register and receive access to the virtual-only Annual Meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying Proxy Statement.

Who may attend:
All stockholders are cordially invited to attend the Annual Meeting. To register and receive access to the virtual-only Annual Meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying Proxy Statement in the section titled “Registration and Access to the 2021 Virtual-Only Annual Meeting.”

We look forward to the opportunity to interact with our stockholders at the 2021 Annual Meeting.

By Order of the Board of Directors Rimini Street, Inc.

Sincerely,

/s/ Seth A. Ravin
Seth A. Ravin Chief Executive Officer and Chairman of the Board
Las Vegas, Nevada
April 30, 2021
YOUR VOTE IS IMPORTANT
Whether or not you expect to attend the virtual-only Annual Meeting, you are urged to vote either via the internet website specified on your proxy card or by marking, signing and returning the enclosed proxy card in the pre-paid postage envelope provided. If you hold shares of common stock through a broker, bank or other nominee, your broker, bank or other nominee will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, your brokerage firm, bank or other nominees can only vote your shares on certain limited matters. It is important that you provide voting instructions because brokers, banks and other nominees do not, for example, have the authority to vote your shares for the election of directors without instructions from you.///

TABLE OF CONTENTS

PROXY STATEMENT	1
REGISTRATION AND ACCESS TO THE 2021 VIRTUAL-ONLY ANNUAL MEETING	2
EXPLANATORY NOTE	2
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	3
PROPOSAL NO. 1 — ELECTION OF DIRECTORS	8
Nominees	8
Board Composition	8
Continuing Directors — Biographical Information	9
Director Nomination Process	11
CORPORATE GOVERNANCE MATTERS	12
Board Structure	12
Corporate Governance Guidelines	12
Code of Business Conduct and Ethics	12
Board Leadership Structure	13
Board Determination of Independence	13
Board of Director Meetings and Attendance; Annual Meeting Attendance	14
Stockholder Communications	14
Committees of the Board of Directors	14
The Board’s Role in Risk Oversight	16
Compensation Committee Interlocks and Insider Participation	17
Policies and Procedures for Related Person Transactions	17
Related Person Transactions	17
Employee, Officer and Director Hedging	18
CORPORATE SOCIAL RESPONSIBILITY	19
EXECUTIVE COMPENSATION	22
NAMED EXECUTIVE OFFICER COMPENSATION	27
Summary Compensation Table	27
Employment Agreements and Potential Payments upon Termination or Change in Control	28
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2020	31
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	33
PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	34
PROPOSAL NO. 3 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	35
DIRECTOR COMPENSATION	36
PROPOSAL NO. 4 — PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021	38
FEES PAID TO AUDITORS	39
Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors; Delegation of Pre-Approval Authority in Specified Instances	40
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	42
OTHER MATTERS AND ADDITIONAL INFORMATION	45
Availability of Annual Report to Stockholders and Report on Form 10-K	45

PLEASE CAREFULLY READ THE PROXY STATEMENT. EVEN IF YOU EXPECT TO ATTEND THE VIRTUAL-ONLY ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, EXECUTE, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE ELECTRONICALLY VIA THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU VOTE BY INTERNET, THEN YOU NEED NOT RETURN A WRITTEN PROXY CARD BY MAIL. STOCKHOLDERS WHO ATTEND THE VIRTUAL-ONLY ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE ON-LINE DURING THE ANNUAL MEETING IF THEY SO DESIRE.

RIMINI STREET, INC. PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS To be Held Wednesday, June 2, 2021
PROXY STATEMENT
The following information is provided to each eligible stockholder in connection with the Annual Meeting of Stockholders (the “Annual Meeting”) of Rimini Street, Inc. (the “Company”) to be held via live virtual-only online webcast on Wednesday, June 2, 2021, at 12:00 p.m., Pacific Time.
The enclosed proxy is for use at the Annual Meeting and any postponement or adjournment thereof. This proxy statement (this “Proxy Statement”) and form of proxy are being mailed to stockholders beginning on or about April 30, 2021.
The Company’s principal executive offices are located at 3993 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada, 89169, and the Company’s website is www.riministreet.com.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 2, 2021. This Notice of Annual Meeting of Stockholders and Proxy Statement and our 2020 Annual Report are available at https://www.cstproxy.com/riministreet/2021 and through our website at the address specified above.
1

REGISTRATION AND ACCESS TO THE 2021 VIRTUAL-ONLY ANNUAL MEETING
There will be no in-person component to the Annual Meeting, which will be held virtually via live audio webcast. Only stockholders of record of our common stock and our Series A 13% Redeemable Convertible Preferred Stock at the close of business on April 19, 2021 (the “Record Date”), will be entitled to attend the Annual Meeting. Any stockholder wishing to attend the Annual Meeting must register in advance. To register for the virtual-only Annual Meeting, please follow these instructions as applicable to the nature of your ownership of our common stock and/or our Series A 13% Redeemable Convertible Preferred Stock:
Registered Stockholders
If your shares are registered in your name with our transfer agent, Continental Stock Transfer & Trust Company (“Continental Stock Transfer”), and you wish to attend the virtual-only Annual Meeting, go to www.cstproxy.com/riministreet/2021, enter the control number printed on your proxy card and click on the link titled “Click here to preregister for the online meeting” at the top of the page. Just prior to the start of the Annual Meeting, you will need to log back into the meeting site using your control number. You must register before the meeting starts.
Beneficial Stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record)
If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online during the meeting unless you request and obtain a valid proxy from your broker or other agent.
Beneficial stockholders who wish to attend the virtual-only Annual Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the virtual-only Annual Meeting. You will receive an e-mail prior to the meeting with a link and instructions for logging into the Annual Meeting website. Beneficial stockholders should contact Continental Stock Transfer no later than 3:00 p.m., Eastern Time, on June 1, 2021.
Conduct of the Meeting
Stockholders participating in the virtual-only Annual Meeting will be in a listen-only mode and will not be able to speak during the webcast. However, to maintain the interactive nature of the virtual meeting, virtual attendees will be able to:
•Vote using the online meeting website; and
•Submit questions or comments in writing to the Company’s directors and officers during the meeting via the virtual-only Annual Meeting webcast.
Stockholders may submit questions or comments during the meeting via the virtual-only Annual Meeting webcast by typing in the “Submit a question” box. You will not be able to vote or submit questions unless you register for and log into the virtual meeting website, as described above.

EXPLANATORY NOTE

    Unless otherwise noted in this Proxy Statement, the term “shares” refers to both shares of our common stock, par value $0.0001 per share, and shares of our 13.00% Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), and the term “stockholders” refers to both holders of shares of our common stock and holders of shares of our Preferred Stock.
2

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Q:    What is this document?
A:    This document is the Proxy Statement of Rimini Street, Inc., which is being sent to stockholders in connection with our Annual Meeting. A proxy card is also being provided with this document.
We have tried to make this document simple and easy to understand in accordance with Securities and Exchange Commission (“SEC”) rules. We refer to Rimini Street, Inc. as “we,” “us,” “our,” the “Company” or “Rimini Street.”
Q:    Why am I receiving these materials?
A:    You are receiving these materials because you were one of our stockholders as of the close of business on the Record Date for determining who is entitled to receive notice of and to vote at the Annual Meeting. We are soliciting your proxy (i.e., your permission) to vote your shares of Rimini Street common stock and/or Preferred Stock upon matters to be considered at the Annual Meeting.
Q:    Who may vote at the Annual Meeting? What are my voting rights?
A:    Our stockholders as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. Stockholders do not have cumulative voting rights.
Holders of shares of our common stock may cast one vote for each share of common stock held as of the Record Date on each director nominee and on each of the other matters presented at the Annual Meeting. As of the Record Date, there were 85,144,910 shares of our common stock outstanding and entitled to be voted at the Annual Meeting. Holders of shares of our Preferred Stock, which are entitled to vote as a single class with the common stock on each matter upon which common stock holders are entitled to vote, are entitled to a number of votes equal to the number of shares of common stock that such Preferred Stock was convertible into as of the Record Date. As of the Record Date, there were 87,155 shares of Preferred Stock outstanding and entitled to be voted at the Annual Meeting, each entitled to approximately 100 votes per share.
Q:    What proposals will be voted on at the Annual Meeting?
A:    There are four proposals to be considered and voted on at the Annual Meeting:
1.To elect two Class I director nominees identified in this Proxy Statement to the Board of Directors (the “Board”), each to serve until the 2024 annual meeting of stockholders and until his or her successor is elected and qualified (the “Election of Directors”).
2.To conduct an advisory vote to approve the Company’s executive compensation (“Say on Pay Proposal”).
3.To conduct an advisory vote on the frequency of future advisory votes on executive compensation (“Say on Frequency Proposal”).
4.To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (the “Auditor Ratification Proposal”).
The Company will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Q:    How many shares must be represented to have a quorum and hold the Annual Meeting?
A:    The presence by virtual attendance or by proxy of holders of outstanding shares representing a majority of the voting power as of the Record Date is needed for a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.
Q:    How can I attend and vote at the Annual Meeting?
A:    There will be no in-person component to the Annual Meeting, which will be held virtually over the Internet via live audio webcast on Wednesday, June 2, 2021, at 12:00 p.m., Pacific Time, unless postponed or adjourned to a later date. Only stockholders of record as of the Record Date will be entitled to attend the virtual-only Annual Meeting. Any stockholder wishing to attend the virtual-only Annual Meeting must register in advance. To register for the virtual-only Annual

Meeting, please follow the instructions as applicable to the nature of your ownership of our common stock or our Preferred Stock contained earlier in this Proxy Statement in the section titled “Registration and Access to the 2021 Virtual-Only Annual Meeting.”
Stockholders participating in the Annual Meeting will be in a listen-only mode and will not be able to speak during the webcast. However, to maintain the interactive nature of the virtual meeting, virtual attendees will be able to:
•Vote using the online meeting website; and
•Submit written questions or comments to the Company’s directors and officers during the meeting via the virtual-only Annual Meeting webcast.
Stockholders may submit questions or comments during the meeting via the virtual-only Annual Meeting webcast by typing in the “Submit a question” box. You will not be able to vote or submit questions unless you register for and log into the virtual meeting website as described above.
Q:    What if during the check-in time or during the virtual-only Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?
A:    The host of our virtual-only Annual Meeting platform, Continental Stock Transfer, will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the Continental Stock Transfer technical support at (917) 262-2373.
Q:    How do I cast my vote?
A:    If you are a stockholder of record on the Record Date, you may vote online during the virtual-only Annual Meeting or in advance of the Annual Meeting. You can vote in advance of the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope, or, if you prefer, by following the instructions on your proxy card for internet voting. Please have your proxy card with you if you are going to vote through the internet in advance of the Annual Meeting. During the virtual-only Annual Meeting, you may vote using the online meeting website. However, you will not be able to vote during the Annual Meeting unless you register for and log into the virtual meeting website, as described above in the section titled “Registration and Access to the 2021 Virtual-Only Annual Meeting.”
If you hold your shares in street name through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and this Proxy Statement is being forwarded to you by your broker, bank or other nominee, together with a voting instruction card. To vote during the virtual-only Annual Meeting, beneficial owners will need to contact the broker, bank or other nominee that holds their shares to obtain a “legal proxy” and register for the virtual-only Annual Meeting using the procedures described above in the section titled “Registration and Access to the 2021 Virtual-Only Annual Meeting.”
If you hold shares in the name of a broker, bank or other nominee you may be able to vote those shares by internet or telephone depending on the voting procedures used by your broker, bank or other nominee, as explained below under the question “How do I vote if my shares are held in “street name” by a broker, bank or other nominee?”
Q:    How do I vote if my shares are held in “street name” by a broker, bank or other nominee?
A:    If your shares are held by a broker, bank or other nominee (this is called “street name”), your broker, bank or other nominee (your “Financial Institution”) will send you instructions for voting those shares. Many (but not all) Financial Institutions participate in a program provided through Broadridge Investor Communication Solutions that offers internet and telephone voting options.
Q:    How do I change my vote?
A:    You may revoke your proxy and change your vote at any time before it is exercised at the Annual Meeting. You can revoke a proxy by (i) giving written notice to the Company’s secretary at the address listed on the first page of this Proxy Statement, (ii) delivering an executed, later-dated proxy or (iii) voting during the virtual-only Annual Meeting through the meeting website. However, registering for and attending the virtual-only Annual Meeting via the meeting website will not automatically revoke your proxy unless you also vote during the meeting using the meeting website or specifically request in writing that your proxy be revoked. If your shares of common stock are held in street name and you wish to change or revoke your voting instructions, you should contact your Financial Institution for information on how to do so.
Q:    What is the voting standard for the Election of Directors?
A:    In regard to the Election of Directors, you may vote “FOR” all or some of the nominees or you may “WITHHOLD” your vote for any nominee you specify.
Directors are elected by a plurality of votes present (by virtual attendance) or represented by proxy at the Annual Meeting and entitled to vote. As a result, the two directors receiving the highest number of “FOR” votes will be elected as directors.
Q:    What is the voting standard for the Say on Pay Proposal?
A:    You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Say on Pay Proposal.
The approval of the Say on Pay Proposal requires the affirmative vote of a majority of the voting power of the shares present (by virtual attendance) or represented by proxy at the Annual Meeting and entitled to vote.
This vote is advisory only, which means that the vote on executive compensation is not binding on the Company, the Board, or the Compensation Committee of the Board (the “Compensation Committee”). However, our Board values our stockholders’ opinions, and our Board and the Compensation Committee will consider and evaluate the results of the vote, together with feedback from stockholders. To the extent there is any significant vote against the Say on Pay Proposal, the Board and the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.
Abstentions will have the same effect as a vote cast “AGAINST” the Say on Pay Proposal.
Q:    What is the voting standard for the Say on Frequency Proposal?
A:    You may vote “EACH YEAR,” “ONCE EVERY TWO YEARS,” “ONCE EVERY THREE YEARS” or “ABSTAIN” on the Say on Frequency Proposal.
Stockholders are voting to indicate their recommendation among these frequency options. The option that receives the highest number of votes of the shares present (by virtual attendance) or represented by proxy at the Annual Meeting and entitled to vote will be deemed to be the frequency preferred by our stockholders.
Since this proposal is an advisory vote, the result will not be binding on our Board. However, our Board values our stockholders’ opinions, and our Board and the Compensation Committee will take into account the outcome of the advisory vote when determining how often we should submit to stockholders future “say-on-pay” votes.
Abstentions will not be counted towards the vote totals on the Say on Frequency Proposal.
Q:    What is the voting standard for the Auditor Ratification Proposal?
A:    You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Auditor Ratification Proposal.
The approval of the Auditor Ratification Proposal requires the affirmative vote of a majority of the voting power of the shares present (by virtual attendance) or represented by proxy at the Annual Meeting and entitled to vote.
Abstentions will have the same effect as a vote cast “AGAINST” the Auditor Ratification Proposal.
Q:    How does the Company’s Board of Directors recommend that I vote?
A:    The Board unanimously recommends that you vote:
•“FOR” the election of each of the Class I director nominees to the Board identified in this Proxy Statement;
•“FOR” the Say on Pay Proposal;
•“EACH YEAR” on the Say on Frequency Proposal; and
•“FOR” the Auditor Ratification Proposal.

Q:    What are “broker votes” and “broker non-votes?”
A:    On certain “routine” matters, Financial Institutions have discretionary authority under applicable stock exchange rules to vote their customers’ shares if their customers do not provide voting instructions. When a Financial Institution votes its customers’ shares on a routine matter without receiving voting instructions (referred to as a “broker vote”), these shares are counted both for establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted “FOR” or “AGAINST” the routine matter. For purposes of the Annual Meeting, the Auditor Ratification Proposal is considered a “routine” matter.
Under New York Stock Exchange (“NYSE”) requirements generally applicable to Financial Institutions, each of the Election of Directors, the Say on Pay Proposal and the Say on Frequency Proposal is considered a “non-routine” matter for which Financial Institutions do not have discretionary authority to vote their customers’ shares if their customers did not provide voting instructions. Therefore, for purposes of the Annual Meeting, if you hold your stock through an account at a Financial Institution, your Financial Institution may not vote your shares on your behalf on these proposals without receiving instructions from you. When a Financial Institution does not have the authority to vote its customers’ shares or does not exercise its authority, these situations are referred to as “broker non-votes.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.
We encourage you to provide voting instructions to your Financial Institution so that your shares will be voted at the Annual Meeting on all matters up for consideration.
Q:    What information is available on the internet?
A:    A copy of this Proxy Statement and our 2020 Annual Report to Stockholders is available for download free of charge at https://www.cstproxy.com/riministreet/2021.
Our website address is www.riministreet.com. We use our website as a channel of distribution for important information about us. Important information, including press releases, investor presentations and financial information regarding Rimini Street, is routinely posted on and accessible on the “Investor Relations” subpage of our website.
In addition, we make available on the “Investor Relations” subpage of our website free of charge the reports we file with the SEC (e.g., our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements on Schedule 14A, and beneficial ownership reports on Forms 3, 4 and 5). Further, copies of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), our Code of Business Conduct and Ethics, our Amended and Restated Corporate Governance Guidelines (the “Corporate Governance Guidelines”) and the charters for the Audit, Compensation and Nominating & Corporate Governance Committees of the Board are also available on the “Investor Relations” subpage of our website.
Information from our website is not incorporated by reference into this Proxy Statement.
Q:    What if I return my proxy card (or complete the internet voting procedures) but do not provide voting instructions?
A:    The Board has named Seth A. Ravin, our Chief Executive Officer and Chairman of the Board, and Daniel B. Winslow, our Executive Vice President, Chief Legal Officer and Secretary, as official proxy holders. They will vote all proxies, or record an abstention or withholding as applicable, in accordance with the instructions you provide.
IF YOU ARE A REGISTERED HOLDER AND SIGN AND RETURN YOUR PROXY CARD BUT GIVE NO DIRECTION OR COMPLETE THE INTERNET VOTING PROCEDURES BUT DO NOT SPECIFY HOW YOU WANT TO VOTE YOUR SHARES, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS ON EACH PROPOSAL.
Q:    Who is soliciting my vote?
A:    Our Board is soliciting your vote for matters being submitted for stockholder approval at the Annual Meeting.
Q:    Who will bear the cost for soliciting votes for the Annual Meeting?
A:    We will bear the cost of soliciting proxies. In addition to the use of mail, our directors, officers and non-officer employees may solicit proxies in person or by telephone or other means. These persons will not be compensated for the solicitation but may be reimbursed for out-of-pocket expenses. Morrow Sodali LLC has been retained by the Company to provide broker search and materials distribution services, as well as serve as the Company’s Administration Agent for the Annual Meeting, for a fee of $7,500 plus distribution costs and other expenses. We have also made arrangements with certain

Financial Institutions and other custodians to forward this material to the beneficial owners of our common stock, and we will reimburse them for their reasonable out-of-pocket expenses.
Q:    Who will count the votes?
A:    We have hired our Transfer Agent, Continental Stock Transfer, to tabulate the votes cast at the Annual Meeting and be responsible for determining whether or not a quorum is present.
Q:    Where can I find voting results of the Annual Meeting?
A:    We will announce preliminary voting results at the Annual Meeting and publish final results on a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting (a copy of which will be available on the “Investors Relations” subpage of our website).
Q:    May I propose actions for consideration at the next Annual Meeting of Stockholders or nominate individuals to serve as directors?
A:    You may submit proposals for consideration at future stockholder meetings, including director nominations, if you satisfy the applicable requirements. Please see “Other Matters and Additional Information” for more details.
Q:    Whom should I contact with questions about the Annual Meeting?
A:    If you have any questions about this Proxy Statement or the Annual Meeting, please contact the Rimini Street Investor Relations Department by email at IR@riministreet.com or by calling (925) 523-7636.
Q:    What if I have more than one account?
A:    Please vote proxies for all accounts so that all your shares are voted. You may be able to consolidate multiple accounts through our Transfer Agent, Continental Stock Transfer, online at www.continentalstock.com or by calling (212) 509-4000.
Q:    Will a list of stockholders entitled to vote at the Annual Meeting be available?
A:    In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting. If you want to inspect the stockholder list, call our Investor Relations Department at (925) 523-7636. In addition, the list of stockholders entitled to vote at the Annual Meeting will be available for examination during the Annual Meeting via the online meeting website.
Q:    What are the implications of being a “Smaller Reporting Company”?
A:    We are a “smaller reporting company,” as defined under Item 10 of Regulation S-K promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) because our public float was less than $250 million as of the last business day of our most recently completed second fiscal quarter. For so long as we remain a smaller reporting company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not smaller reporting companies. These exemptions include reduced disclosure obligations regarding our executive compensation arrangements and exemption from being required to include a Compensation Discussion and Analysis section in this Proxy Statement. We may take advantage of some or all of these exemptions until such time as we are no longer a smaller reporting company. As such, the information contained herein may be different than the information you receive from other public companies in which you hold stock. We previously took advantage of the exemption from the requirement to seek non-binding advisory votes on executive compensation by virtue of our previous “emerging growth company” status. We ceased to be an “emerging growth company” on December 31, 2020. Accordingly, this year is the first year we are seeking non-binding advisory votes on “Say on Pay” and “Say on Frequency.”

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Nominees
The Board has nominated each of the Class I directors named below for election at the Annual Meeting. All of the nominees currently serve as directors. Each person elected will serve until the 2024 annual meeting of stockholders and until his or her successor has been elected and qualified. Although the Board does not contemplate that any of the nominees will be unable to serve, if such a situation arises, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, proxies will be voted for such substitute nominee.
The Nominating & Corporate Governance Committee of the Board (the “Nominating Committee”) is responsible for director recruitment and recommending to the Board all director nominees. Stockholders who wish to recommend a person for consideration as a director nominee should follow the procedures described below under the heading “Stockholder Recommendation of Nominees.” The Board selected the nominees for election at the Annual Meeting upon the recommendation of the members of the Nominating Committee.
Board Composition
The following table sets forth the names, ages and positions of the members of the Board as of April 30, 2021:

Name	Age	Position(s) with the Company

Class I Director Nominees (for term through 2024)
Margaret (Peggy) Taylor(1)(2)	70	Lead Independent Director; Chair of Compensation Committee
Jack L. Acosta(2)	73	Director; Chair of Audit Committee

Class I Director (term continues to 2021 Annual Meeting)
Thomas Ashburn(1)(3)	77	Director; Chair of Nominating Committee

Class II Directors (term continues through 2022)
Robin Murray(3)	55	Director
Antonio Bonchristiano(4)	54	Director

Class III Directors (term continues through 2023)
Seth A. Ravin	54	Chairman of the Board and Chief Executive Officer
Steve Capelli(1)(2)(3)(5)	64	Director
Jay Snyder(6)	50	Director
_____________________________
(1)    Member of the Compensation Committee
(2)    Member of the Audit Committee
(3)    Member of the Nominating Committee
(4)    On April 15, 2021, Mr. Bonchristiano delivered written notice of his intent to resign from the Board effective as of May 5, 2021 in order to focus on other business opportunities and commitments.
(5)    The Board, upon the recommendation of the Nominating Committee, has appointed Mr. Capelli Chair of the Nominating Committee effective as of the date of the Annual Meeting.
(6)    The Board, upon the recommendation of the Nominating Committee, has appointed Mr. Snyder as a member of the Nominating Committee and the Compensation Committee effective as of the date of the Annual Meeting.

Continuing Directors – Biographical Information
Class I Director Nominees
Margaret (Peggy) Taylor
Ms. Taylor has served as a member of the Board since October 2017, and previously served on the board of directors of Rimini Street, Inc., a Nevada corporation, which was a predecessor entity to the Company (“RSI”), from January 2014 until October 2017. Ms. Taylor served as President of PeopleSoft Investments, Inc., an investment management and advisory services company and subsidiary of PeopleSoft, Inc., an enterprise software company (acquired by Oracle Corporation), from January 2000 until her retirement in January 2005, and as Senior Vice President of Corporate Operations of PeopleSoft, Inc. from January 1989 to December 1999. Since January 2005, she has served as a private investor/advisor. From January 2000 to December 2003, Ms. Taylor served as President of Nevada Pacific Development Corp., a consulting services firm. From December 1999 to December 2000, Ms. Taylor served as Chief Executive Officer of Venture Builders, LLC, a consulting company for start-up businesses. From May 1986 to October 1988, Ms. Taylor served as a Vice President of Trust and Investment Management at Hibernia Bank, a financial institution. From January 1983 to October 1985, Ms. Taylor served as Vice President of Organization, Planning, and Development at Bank of California, a financial institution. In addition, Ms. Taylor has served on the Board of Directors of Q2 Holdings, Inc., a publicly-traded provider of digital transformation solutions for banking and lending, from June 2020 until present, and served on the Board of Fair Isaac Corporation, a publicly-traded decision analytics company, from December 1999 to February 2012. She has also served and continues to serve as a member of the Board of Directors of various private companies. Ms. Taylor holds a Bachelor of Arts degree in Communications and Psychology from Lone Mountain College of California. Ms. Taylor has also completed the Corporate Governance Program at Stanford Business School and the Compensation Committees Program at Harvard Business School.
Director Qualifications. We believe Ms. Taylor is qualified to serve as a member of our Board because of her extensive experience in the enterprise software industry and serving on boards of directors of various technology companies.
Jack L. Acosta
Mr. Acosta has served as a member of the Board since October 2017, and previously served on the board of directors of RSI from October 2013 until October 2017. Mr. Acosta served as Chief Financial Officer and Vice President, Finance of Portal Software, a software company acquired by Oracle Corporation, from February 1999 until his retirement in September 2001. Since September 2001, he has served as a private investor/advisor. In addition, Mr. Acosta served as Secretary of Portal Software from February 1999 to April 1999. From July 1996 to January 1999, Mr. Acosta served as Executive Vice President and Chief Financial Officer of Sybase, Inc., a database company acquired by SAP AG. Mr. Acosta serves on the Board of Directors of Five9, Inc. (Nasdaq: FIVN), a provider of cloud software for contact centers. From March 2004 to July 2009, Mr. Acosta served on the Board of Directors of SumTotal Systems, Inc., a provider of learning, performance and compensation management software and services. Mr. Acosta has served and continues to serve as a member of various private company boards of directors. Mr. Acosta holds a Bachelor of Science degree in Industrial Relations from California State University, East Bay, a Masters of Science degree in Management Sciences from California State University, East Bay and an Honorary Doctor of Humane Letters degree from California State University, East Bay.
Director Qualifications. We believe Mr. Acosta is qualified to serve as a member of our Board because of his extensive experience in the enterprise software industry, his expertise in finance matters and serving on the boards of directors of various technology companies.
Class II Continuing Director
Robin Murray
Mr. Murray has served as a member of the Board since October 2017, and previously served on the board of directors of RSI from June 2009 until October 2017. Mr. Murray is a partner at Adams Street Partners, LLC (“ASP”), a private market investments firm and affiliate of the Company, which he joined in 2008. From 2001 to 2008, Mr. Murray served as a partner at 3i Ventures Corporation, a private equity and venture capital firm, where he led the Menlo Park, California office. From 1997 to 2001, Mr. Murray served as Chief Financial Officer of both iPIN Corporation, an electronic payment technology company ultimately acquired by Intel Corporation, and Ubicoms Ltd, a company acquired by The Hackett Group. From 1988 to 1995, Mr. Murray served in various roles in the London offices of J Sainsbury plc and Ernst & Young. Mr. Murray qualified as a Chartered Accountant with the Institute of Chartered Accountants of England & Wales.

He holds a Bachelor of Science degree in Chemistry from Bristol University, England and a Masters of Business Administration from Stanford University Graduate School of Business.
Director Qualifications. We believe Mr. Murray is qualified to serve as a member of our Board because of his substantial corporate finance, business strategy and corporate development expertise gained from his significant experience in the venture capital industry analyzing, investing in and serving on the boards of directors of various technology companies. We also value his perspective as a representative of our largest stockholder.
Class III Continuing Directors
Seth A. Ravin
Mr. Ravin founded Rimini Street and has served as our (and prior to October 2017, RSI’s) Chief Executive Officer, Chairman of the Board and a director since September 2005 and also served as President from September 2005 to January 2011. Prior to joining us, Mr. Ravin served in various executive roles at TomorrowNow, Inc. from May 2002 to April 2005, most recently as President and a board director. TomorrowNow, Inc. was a supplier of software maintenance and support services for Oracle’s PeopleSoft and J.D. Edwards applications, and was acquired in January 2005 as a wholly-owned subsidiary of SAP America, Inc. From April 2000 to March 2001, Mr. Ravin served as Vice President of Inside Sales for Saba Software, Inc., a provider of e-Learning and human resource management software. From April 1996 to April 2000, Mr. Ravin served in various management roles at PeopleSoft, Inc., an enterprise software company acquired by Oracle, most recently as a Vice President of the Customer Sales Division. Mr. Ravin holds a Bachelor of Science degree in Business Administration from the University of Southern California.
Director Qualifications. We believe Mr. Ravin is qualified to serve as a member of our Board because of the perspective and experience he brings as Rimini Street’s Chief Executive Officer. We also value his deep understanding of Rimini Street’s business as it has evolved over time and his extensive senior management expertise in the software maintenance and support services industry.
Steve Capelli
Mr. Capelli has served as a member of the Board since October 2017, and previously served on the board of directors of RSI from January 2014 until October 2017. Since October 2020, he has served as a private investor/advisor. Prior to his retirement in October 2020, Mr. Capelli was the Chief Revenue Officer of Blackberry Limited, an enterprise software and services company, a position he held from October 2019. From October 2016 until October 2019, Mr. Capelli served as Blackberry Limited’s Chief Financial Officer. He also served as Blackberry Limited’s Chief Operating Officer from March 2018 until February 2019. Previously, Mr. Capelli served in various management positions at Sybase, Inc., an enterprise software and services company acquired by SAP, from December 1997 to April 2012, most recently as President, Worldwide Field Operations, from August 2006 to April 2012. Mr. Capelli served as a private investor/advisor from April 2012 until joining Blackberry Limited in October 2016. From August 1992 to December 1997, Mr. Capelli served in various management positions at Siemens-Pyramid, a subsidiary of Siemens Nixdorf, a computer and electronics company, including as Chief Financial Officer, Vice President of InterContinental Sales, and Director of Field Operations. From January 2005 to November 2005, Mr. Capelli served on the Board of Directors of Apropos Technology, Inc., a publicly traded business communication software firm. In addition, Mr. Capelli has served and continues to serve as a member of the Board of Directors of various private companies and in October 2020 was appointed the Chairman of the Board of Directors of MLOGICA, LLC, a technology and product consulting company. Mr. Capelli holds a Bachelor of Science degree in Accounting from The College of New Jersey and a Masters of Business Administration from Rutgers University.
Director Qualifications. We believe Mr. Capelli is qualified to serve as a member of our Board because of his extensive experience in the enterprise software industry and serving on boards of directors of various technology companies.
Jay Snyder
Mr. Snyder has served as a member of the Board since June 2020. He is the Senior Vice President, Customer Strategy and Solutions at UiPath, an enterprise automation software company, where he leads business consulting, industries and value engineering. He joined UiPath in January 2021 after serving as Executive Vice President and Chief Customer Officer of New Relic, Inc., a software analysis platform provider. Prior to joining New Relic, Inc. in May 2020, he was Senior Vice President, Global Alliances, Service Providers and Industries of Dell Technologies, a digital technology solutions, products and services company, a position he held from May 2015. Previously, he served in various management positions at Dell Technologies, including Senior Vice President, Americas Global Services (January 2014 to June 2015), Chief Operating Officer, Americas Sales and Customer Operations (January 2013 to December 2014) and Area Vice President Sales,

Northern California (February 2008 to December 2012). He also served in various management positions at Dell Technologies’ predecessor entity, Dell EMC, including GM/Americas Sales Lead, EMC Consulting (2002-2008) and Director West Division; Channels, Alliances and Business Development (1999-2002), as well as at PeopleSoft, Inc., an enterprise software company (acquired by Oracle Corporation), including Director, Technology Alliances and Business Development (January 1999 to December 1999) and Manager, Strategic Services (February 1998 to December 1998). Mr. Snyder holds a Bachelor of Science, Economics and Finance from Bentley University.
Director Qualifications. We believe Mr. Snyder is qualified to serve as a member of our Board because of his extensive software operational experience as well as industry experience in customer service-oriented technology companies.
Director Nomination Process
Criteria and Diversity
Per our Corporate Governance Guidelines and the Charter for the Nominating Committee, the Nominating Committee determines, as appropriate, the desired qualifications, qualities, skills and other expertise required to be a director and recommends to the full Board criteria to be considered in selecting director nominees, including character, judgment, diversity, age, expertise, corporate experience, length of service and other commitments.
The Nominating Committee reviews on an annual basis, in the context of recommending a slate of directors for stockholder approval, the composition of the Board. In determining whether to recommend a director for re-election, the Nominating Committee considers the director’s character and integrity, past attendance at meetings, participation in and contributions to the activities of the Board and the Company, and ability to contribute to the diversity of experience and perspectives on the Board. The Nominating Committee assesses its effectiveness in this regard as part of its annual review of Board composition.
Stockholder Recommendations of Nominees
Per our Corporate Governance Guidelines, it is the policy of the Board that the Nominating Committee consider recommendations for candidates to the Board from stockholders. Stockholders may recommend director nominees for consideration by the Nominating Committee by writing to the Secretary of the Company at the address listed on the first page of this Proxy Statement and providing the information required in our Bylaws in the timeframes contemplated therein. Following verification of the stockholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the Nominating Committee. The Nominating Committee does not formally distinguish between candidates recommended by stockholders and candidates recommended by other directors, management and others (including third-party search firms, which the Nominating Committee may retain from time to time). Stockholders who desire to nominate persons directly for election to the Board at the Company’s annual meeting of stockholders must meet the deadlines and other requirements set forth in our Bylaws.
Board of Directors Recommendation
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE CLASS I DIRECTOR NOMINEES IDENTIFIED ABOVE.
Vote Required
Directors are elected by a plurality of the votes present (by virtual attendance) or represented by proxy at the Annual Meeting and entitled to vote.

CORPORATE GOVERNANCE MATTERS
Board Structure
Our business affairs are managed under the direction of the Board. Our Board consists of eight members, six of whom qualify as independent within the meaning of the independent director guidelines of the Nasdaq Global Market (the “Nasdaq Global Market” or “Nasdaq”). Messrs. Ravin and Bonchristiano are not. For additional information, please see the disclosure under the heading “Board Determination of Independence,” below.
Per our Certificate of Incorporation, the Board is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:
•The Class I directors are Margaret (Peggy) Taylor, Thomas Ashburn and Jack L. Acosta. The terms for Ms. Taylor and Mr. Acosta, who are nominated for re-election at the Annual Meeting, will expire at the Annual Meeting, subject to their re-election at the Annual Meeting for a new term. Mr. Ashburn’s term will expire at the Annual Meeting, and he is not standing as a candidate for re-election.
•The Class II directors are Robin Murray and Antonio Bonchristiano. Mr. Murray’s term will expire at the 2022 annual meeting of stockholders. On April 15, 2021, Mr. Bonchristiano delivered written notice of his intent to resign from the Board effective as of May 5, 2021.
•The Class III directors are Seth A. Ravin, Steve Capelli and Jay Snyder, and their terms will expire at the 2023 annual meeting of stockholders.
Our Certificate of Incorporation and Bylaws provide that the number of directors, which is fixed at eight members as of the date of this Proxy Statement, may be increased or decreased from time to time by a resolution of the Board. Per resolutions of the Board adopted on April 15, 2021, the size of the Board will be decreased by one person as of the effective date and time of Mr. Bonchristiano’s previously-announced May 5, 2021 resignation from the Board and again immediately prior to the commencement of the 2021 Annual Meeting of Stockholders, fixing the size of the Board at six members.
Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors generally will be distributed among the three classes so that, as nearly as practicable, each class will consist of approximately one-third of the total number of directors. This classification of the Board may have the effect of delaying or preventing changes in control of the Company.
There are no family relationships among any of our directors, director nominees or executive officers.

Corporate Governance Guidelines
    Our Board has adopted Corporate Governance Guidelines outlining the corporate governance policies pursuant to which the Board oversees the business and strategy of the Company, addressing items such as the qualifications and responsibilities of our directors and director candidates and the specific oversight responsibilities of the Board. In November 2020, the Board, upon the recommendation of the Nominating Committee, amended the Corporate Governance Guidelines to harmonize certain provisions with the Company’s Policies and Procedures to Communications to Non-Employee Directors, which was also amended in 2020 by the Board upon the recommendation of the Nominating Committee (and is described further under the heading “Stockholder Communications” below). You can find a copy of our Corporate Governance Guidelines on the “Investor Relations” subpage of our website.
Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other executive and senior financial officers. The purpose of the Code of Business Conduct and Ethics is to promote ethical conduct and deter wrongdoing. The policies outlined in the Code of Business Conduct and Ethics are designed to ensure that our employees, including our executive officers and members of the Board, act in accordance with not only the letter but also the spirit of the laws and regulations that apply to our business.
In late 2020, the Company’s Ethics & Compliance function was merged into a practice group of the Company’s in-house Legal Department, under the direct supervision of the Company’s Executive Vice President, Chief Legal Officer and Secretary. The Ethics & Compliance Practice Group is accountable for promoting, monitoring and enforcing the Company’s Code of Business Conduct and Ethics under the oversight of the Board.

You can find a copy of our Code of Business Conduct and Ethics, as well as other Company corporate governance and compliance policies, on the “Investor Relations” subpage of our website.
We will post amendments to or waivers from our Code of Business Conduct and Ethics with respect to directors and executive officers on our website within four business days of such amendment or waiver.
Board Leadership Structure
    Our Corporate Governance Guidelines provide that at any time when the Chairman of the Board is not an independent director, the Board shall elect a “Lead Independent Director” in order to facilitate communications between Company management and non-employee directors. Because the Chairman of the Board, Mr. Ravin, also serves as our Chief Executive Officer, the Board has appointed Ms. Taylor to serve as its Lead Independent Director. As Lead Independent Director, Ms. Taylor communicates with our Chief Executive Officer and Chairman of the Board regarding feedback from executive sessions of the non-employee and/or independent directors, for which she is responsible for scheduling, preparing the agendas and chairing. She also serves as a liaison between members of our executive management and our non-employee and/or independent directors, disseminating information to the rest of the Board in a timely manner and raising issues with management on behalf of the non-employee and/or independent directors when appropriate.
    As Chairman of the Board, Mr. Ravin is directly responsible for Board management, in particular by chairing Board meetings, providing input on the agendas for Board and Board committee meetings, evaluating the membership and chairs for Board committees and the effectiveness of the committees, and encouraging the Company’s non-employee and/or independent directors to meet regularly without management present.
    The Board believes that this structure is currently appropriate for the Company as it permits our Chief Executive Officer to speak for and lead the Company and Board while also providing for effective oversight and independent leadership by an independent director.
Board Determination of Independence
    Our Board has reviewed and analyzed the independence of each director, including each of the two Class I director nominees. The purpose of the review was to consider whether any particular relationships or transactions involving directors or their affiliates or immediate family members (i) were inconsistent with a determination that a particular director is independent for purposes of serving on the Board and its committees or (ii) could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. During this review, the Board examined whether there were any transactions and/or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships. They also specifically considered each of the transactions identified under the heading “Related Person Transactions” below.
The Company’s common stock is listed on the Nasdaq Global Market. Under Nasdaq listing standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s Audit, Compensation and Nominating Committees be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Compensation Committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act
In order to be considered independent for purposes of Rule 10A-3 and Rule 10C-1, a member of an Audit Committee or a Compensation Committee of a listed company generally may not, other than in his or her capacity as a member of the committee, the Board, or any other Board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
Following its most recent independence review, which was conducted in connection with the preparation of this Proxy Statement, the Board determined that Ms. Taylor and Messrs. Acosta, Ashburn, Capelli, Murray and Snyder, representing six of the Company’s current eight directors and all of the members of the Audit, Compensation and Nominating Committees, are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Global Market. Mr. Andrew Fleiss, who served on the Board prior to the end of his term as a director in June 2020, was determined in 2020 to have been independent during his term of service as a director.

Board of Director Meetings and Attendance; Annual Meeting Attendance
    The Board holds regularly scheduled board meetings quarterly, and typically each Board committee meets separately in connection with these meetings. Prior to the temporary closure of the Company’s offices worldwide as a result of the COVID-19 pandemic, these regularly scheduled quarterly Board and committee meetings were held in-person; the Company expects to resume this practice once permitted by local authorities and the Company’s criteria and conditions to ensure the health and safety of attendees are satisfied. The Board and each committee hold videoconference meetings in between quarterly meetings as needed. In 2020, the Board held 10 meetings (one jointly held with each of the Board committees and one jointly held with the Audit Committee); the Audit Committee held six meetings (one jointly held with the full Board and each of the Board committees and one jointly held with the full Board); the Compensation Committee held five meetings (one jointly held with the full Board and each of the Board committees); and the Nominating Committee held five meetings (one jointly held with the full Board and each of the Board committees). Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served during 2020.
    Information about director attendance at annual stockholders’ meetings can be found on the “Investor Relations” subpage of our website.
Stockholder Communications
    While the Board believes that management speaks for the Company, the Board acknowledges that individual Board members may, from time to time, communicate with various constituencies that are involved with the Company, but it is expected that Board members would do this with the knowledge of management and, in most cases, only at the request of management. The Board believes that matters pertaining to the Company’s general business operations, current and future financial results, strategic direction and similar matters are most appropriately addressed by management. The Board expects that management will provide regular updates to investors regarding the Company’s business strategy and performance. The Board also believes that the ability of the Company’s stockholders to send communications to the Board is an important part of the Company’s corporate governance process. In cases where stockholders wish to send a communication to our non-employee directors, messages can be sent to our Vice President, Investor Relations at: IR@riministreet.com in accordance with the procedures outlined in our “Policies and Procedures for Stockholder Communications to Independent Directors (our “Stockholder Communications Policy”), a copy of which appears on the “Investor Relations” subpage of our website.
In accordance with our Stockholder Communications Policy, our Vice President, Investor Relations reviews all incoming stockholder communications and, if appropriate (i.e., the communication is not part of a mass mailing, a product complaint or inquiry, job inquiry or business solicitation and is not patently offensive or otherwise inappropriate material), after coordinating with the Company’s Executive Vice President, Chief Legal Officer and Corporate Secretary and the Lead Independent Director, routes such communications to the appropriate member(s) of the Board or, if none is specified, to the Chairman of the Board. As applicable, the Vice President, Investor Relations will refer good faith allegations of questionable accounting, internal controls, or auditing matters, fraudulent financial information of violations of law within the scope of the Company’s Policy Regarding Reporting of Accounting, Auditing and Other Matters (available on the “Investor Relations” subpage of our website) for handling in accordance with such policy. The Vice President, Investor Relations reports to the Nominating Committee on a periodic basis regarding all stockholder requests to communicate directly with our non-employee directors and the Company’s response.
Our Stockholder Communications Policy is administered by the Nominating Committee. This procedure does not apply to (a) communications to non-management directors from officers or directors of the Company who are also stockholders, or (b) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.
Committees of the Board of Directors
Under our Bylaws, the Board has the authority to appoint committees, and, accordingly, has appointed the Audit Committee, the Compensation Committee, and the Nominating Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by the Board.
Audit Committee
The Audit Committee is comprised of Messrs. Acosta (Chair) and Capelli and Ms. Taylor. Our Board has determined that each of the members of the Audit Committee satisfies the requirements for independence and financial literacy under the rules of the Nasdaq Global Market and the SEC and has further determined that Mr. Acosta qualifies as an “audit committee financial expert” as defined by applicable SEC rulemaking and satisfies the financial sophistication requirements of the Nasdaq Global Market. The Audit Committee is responsible for, among other things:
•selecting and hiring our independent registered public accounting firm;
•supervising and evaluating the performance and independence of our independent registered public accounting firm;
•approving the audit and audit fees and pre-approving any non-audit services to be performed by our independent registered public accounting firm;
•reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;
•reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, the quarterly reviews of our financial statements, and our publicly filed reports;
•preparing the Audit Committee Report that the SEC requires in our annual proxy statement;
•reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;
•reviewing and discussing with management and the independent registered public accounting firm, the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs and on matters related to the conduct of the audit;
•overseeing the internal audit function;
•reviewing and discussing with management reports regarding compliance with applicable laws, regulations and internal compliance programs, as well as risk assessment and risk management pertaining to the financial, accounting and tax matters of the Company;
•overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters, including the confidential, anonymous submission (and the appropriate treatment) of concerns submitted by Company employees (e.g., via the Company’s Whistleblower Hotlines) regarding accounting or auditing matters that they believe to be questionable or to be violations of the Company’s Code of Business Conduct and Ethics, the U.S. federal securities laws (or similar state and federal laws) or the Company’s Anti-Corruption Policy (including the Foreign Corrupt Practices Act and similar laws); and
•reviewing and overseeing any related person transactions.
    The Audit Committee also oversees the Company’s implementation of new accounting standards. You can find a copy of the Audit Committee’s Charter on the “Investor Relations” subpage of our website.
Compensation Committee
The Compensation Committee is currently comprised of Ms. Taylor (Chair) and Messrs. Ashburn and Capelli. Effective as of the date of the Annual Meeting, Mr. Snyder has been appointed as a member of the Compensation Committee. Our Board has determined that each current and future member of the Compensation Committee meets the requirements for independence under the rules of the Nasdaq Global Market and applicable SEC rules and regulations. The Compensation Committee is responsible for, among other things:
•reviewing and approving our Chief Executive Officer’s and, in consultation with our Chief Executive Officer, other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements, change in control agreements, and any other benefits, compensation or arrangements;
•administering our equity compensation plans;
•overseeing our overall compensation philosophy, compensation plans and benefits programs;
•preparing the report of the Compensation Committee required by the rules and regulations of the SEC;
•reviewing and evaluating director compensation; and

•overseeing the succession planning of our executive officers and management team.
Subject to compliance with applicable laws and regulations, the Compensation Committee may delegate its authority to one or more subcommittees.
The Compensation Committee has the authority to engage advisors, such as compensation consultants, to assist it in carrying out its responsibilities. In connection with any such engagement, the Compensation Committee assesses the advisor’s independence in accordance with SEC and Nasdaq rules. In 2020, the Compensation Committee engaged Willis Towers Watson to provide advice on the design and amount of executive compensation and director compensation. After reviewing information provided by Willis Towers Watson regarding its independence and considering the relevant independence factors pursuant to applicable SEC rules, the Compensation Committee determined that no conflicts of interest existed in connection with the services Willis Towers Watson performed for the Compensation Committee in 2020. You can find a copy of the Compensation Committee’s Charter on the “Investor Relations” subpage of our website.
Nominating & Corporate Governance Committee
The Nominating Committee is currently comprised of Messrs. Ashburn (Chair), Capelli and Murray. Effective as of the date of the Annual Meeting, Mr. Capelli has been appointed Chair of the Nominating Committee, and Mr. Snyder has been appointed as a member of the Nominating Committee. Our Board has determined that each current and future member of the Nominating Committee meets the requirements for independence under the rules of the Nasdaq Global Market. The Nominating Committee is responsible for, among other things:
•determining qualifications, characteristics, qualities, skills and other expertise required to be a director and developing, and recommending to the Board for approval, criteria to be considered in selecting nominees for director (the “Director Criteria”);
•seeking, identifying, evaluating and selecting, or recommending for selection by the Board, candidates to fill new positions or vacancies on the Board consistent with the Director Criteria, and reviewing candidates recommended by stockholders made in compliance with requirements for such recommendations;
•evaluating and making recommendations regarding the composition, organization, and governance of the Board and its committees;
•evaluating and making recommendations regarding the creation of additional committees, a change in mandate of our committees and dissolution of our committees;
•reviewing and making recommendations with regard to our Corporate Governance Guidelines;
•overseeing the evaluation of the Board;
•working with the Audit Committee as necessary and appropriate to review and approve conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the Audit Committee; and
•engaging in succession planning for our Board.
You can find a copy of the Nominating Committee’s Charter on the “Investor Relations” subpage of our website.

The Board’s Role in Risk Oversight
Risk management is primarily the responsibility of our Company’s senior management team, while the Board is responsible for the overall supervision and oversight of our Company’s risk management activities.
The Board’s oversight of the material risks faced by the Company occurs at both the full Board level and at the committee level. For example, the Audit Committee has oversight responsibility not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks (including cybersecurity) facing the Company. Specifically, as stated in the Audit Committee’s Charter, one of the responsibilities of the Audit Committee is to “review and discuss with management and the independent auditor the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s guidelines and policies with respect to risk assessment and risk management pertaining to financial, accounting, investment and tax matters.” In connection with its risk oversight role, at each of its quarterly, in-person meetings, the Audit Committee also meets privately in separate executive sessions with representatives from the Company’s independent registered public accounting firm (without any members of Company management present), as well as with the Company’s Senior Director of Internal Audit (without other members of Company management present). Per its charter, the mission of the Internal Audit Department is to assist the Company in accomplishing its objectives by bringing a “systematic and disciplined approach to evaluate and improve the effectiveness of the organization’s risk management, control, and governance processes.” Finally, the Audit Committee also receives quarterly reports regarding the Company’s testing and controls implemented in compliance with the requirements of the Sarbanes-Oxley Act of 2002 and quarterly updates from the Company’s Executive Vice President, Chief Legal Officer and Secretary and the Company’s Group Vice President and Associate General Counsel, Compliance & Ethics on legal matters that may have a material impact on the Company’s financial statements or compliance procedures that pertain to financial, accounting or tax matters of the Company.
In addition, as stated in its charter, one of the responsibilities of the Compensation Committee is to review and discuss with management the risks arising from the Company’s compensation policies and practices for all employees that are reasonably likely to be material to the Company.
Further, the Company’s Executive Vice President, Chief Legal Officer and Secretary reports in person to the full Board on at least a quarterly basis to keep the directors informed concerning legal risks, ongoing litigation and other legal matters involving the Company and the Company’s legal risk mitigation efforts. Finally, our Chief Executive Officer periodically meets with the other directors in executive session to address operational and strategic matters, including areas of risk and opportunity that require Board attention. Further, on no less than an annual basis, the full Board reviews in detail the Company’s short- and long-term strategies, including consideration of risks facing the Company and risk mitigation strategies.
By its nature, risk oversight is an evolving process requiring the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes across the organization. The Board actively encourages management to continue to review and improve its methods of assessing and mitigating risk.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board) or as a director of any entity that has one or more executive officers serving on the Board or the Compensation Committee.
Policies and Procedures for Related Person Transactions
The Company has adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our capital stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with us without the approval of the Audit Committee, subject to the exceptions described below. In approving or rejecting any such proposal, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Audit Committee has determined that certain transactions will not require Audit Committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.
Related Person Transactions

•As previously disclosed, in October 2017, RSI and GP Investments Acquisition Corp. (“GPIA”), a publicly-held special purpose acquisition company incorporated in the Cayman Islands, completed a business combination in accordance with the terms of an Agreement and Plan of Merger, dated as of May 16, 2017, (the “Merger Agreement”), pursuant to which (i) a wholly-owned subsidiary of GPIA merged with and into RSI, with RSI as the surviving corporation, after which (ii) RSI merged with and into GPIA, with GPIA as the surviving corporation (collectively, the “Mergers”). Prior to the consummation of the Mergers, GPIA domesticated as a Delaware Corporation. Immediately following the Mergers, GPIA was renamed “Rimini Street, Inc.” (as distinguished from RSI with the same legal name). Prior to the consummation of the Mergers, the ultimate parent entity of GPIA was GP Investments, Ltd. (“GP Investments”), a global private equity firm and an affiliate of the Company.

Prior to June 28, 2019, we had an outstanding loan payable to GPIC, Ltd. (the “GP Sponsor”), a Bermuda company and an affiliate of GP Investments, in the amount of approximately $3.0 million, which we assumed upon consummation of the Mergers, payable in installments through June 28, 2019. An affiliate (Mr. Bonchristiano) of the GP Sponsor is currently a member of our Board, although he will resign effective May 5, 2021. A former affiliate of the GP Sponsor (Mr. Andrew Fleiss) was a member of our Board until the expiration of his Board term in June 2020. Previously, the largest outstanding principal balance on the loan was $3.0 million. The Company made principal and interest payments on the loan totaling $2.7 million during the year ended December 31, 2019. The note was paid off on June 28, 2019. GP Investments is the ultimate parent entity of the GP Sponsor.
•As of December 31, 2020, ASP and its affiliates beneficially owned approximately 31.0% of our issued and outstanding shares of common stock (excluding shares of Preferred Stock convertible into common stock). Mr. Murray is a partner with ASP and a member of our Board. As of December 31, 2020, ASP had voting control of approximately 28.0% of our issued and outstanding capital stock, including voting rights associated with 20,498 shares of our issued and outstanding Preferred Stock.
Employee, Officer and Director Hedging
The Company maintains an Insider Trading Policy applicable to all employees (including its executive officers), directors and agents (such as consultants and independent contractors). Among its other provisions, the Insider Trading Policy categorically prohibits directors, any employee who is an executive officer (defined by reference to Section 16 of the Exchange Act) and any employee required to receive pre-clearance from designated Company Legal Department personnel prior to engaging in transactions in the Company’s securities (generally, employees identified by title and/or job function who have regular or special access to material nonpublic information about the Company) from engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Derivative securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company (such as stock options and stock appreciation rights), including exercises thereof and purchases of the underlying shares, are not subject to this prohibition. For directors, executive officers and employees subject to pre-clearance requirements, the Insider Trading Policy also prohibits pledging of Company securities or the ownership of Company securities in or through a margin account. You can find a copy of our Insider Trading Policy on the “Investor Relations” subpage of our website.

CORPORATE SOCIAL RESPONSIBILITY
Our Mission and Core Values
At Rimini Street, our mission is to help our clients extract the greatest value from their enterprise software, invest in innovation, create competitive advantage and enable growth. To achieve this mission, we must do business the right way — the Rimini Street Way. We believe that the best and only path to success means that we must be committed to conducting our business and ourselves in a way that demonstrates the highest integrity as well as respect for others and for the laws and regulations by which we operate. This commitment starts with our Core Values:

People	Integrity	Accountability
We treat everyone with respect and communicate clearly, openly and honestly.	We act with integrity in all that we do.	We uphold our commitments.

Client-Centric	Innovation	Trustworthy
We consider client interests in every decision.	We drive continuous improvement, evolution and disruption of status quo in everything we do.	We earn trust through consistent, reliable and high-quality execution.

Profitability	Community	Fun
We strive for long-term, sustained profitability that benefits all stakeholders.	We give back to the communities in which we work, live and serve clients.	We take time to celebrate our successes together as a team.
Below are examples of how we used our Core Values in 2020 and in 2021 to date to make a positive difference among our stakeholders, including our clients, business associates, stockholders, communities and each other.
People
•We have built our culture centered on our dedication to provide our clients with an exceptional service experience. Our employees focus on providing exceptional service to our clients, and we strive to foster an environment that enables and encourages them in this pursuit.
•In furtherance of this goal, in 2020 we conducted our first Global Employee Engagement Survey, achieving a very high participation rate, for employees to provide feedback and suggestions to improve their work experience. Also during fiscal year 2020, we paid COVID-19 special bonuses to certain of our employees to help with pandemic-related special costs and for the few of our employees who tested positive for COVID-19.
•We offer programs and resources designed to support the mental, physical, social and financial well-being of our employees. In addition to resources available through our health care plan providers, we provide voluntary web-based training, using a videoconference platform, on health and wellness topics (such as first aid/CPR, fire safety, and how to prepare for inclement weather conditions), as well as professional development seminars on topics such as time management. We also engage in a number of team building exercises, some of which are described below.
•In May 2018, we implemented a sabbatical benefit plan that provides full time employees who achieve ten years of service with a one-month paid sabbatical leave and the grant of restricted stock units (“RSUs”) with a fair market value of $10,000 on the date of grant that vest 100% on the first anniversary of the date of grant, provided that the employee remains employed by us through the vesting date.
Integrity
•Our Code of Business Conduct and Ethics promotes our unwavering commitment to the Rimini Street Way — recognizing that the best and only path to success means that we must do the right things; that we must conduct ourselves in a way that demonstrates the highest integrity as well as respect for others and for the laws, regulations and court orders by which we operate.
Accountability
•Since our inception over 15 years ago, we have invested significant resources developing our proprietary knowledge, software tools and processes to meet the growing needs of our clients. During the year ended December 31, 2020, we delivered approximately 89,000 tax, legal and regulatory updates to our global client base. We believe that we offer the most comprehensive scope of tax, legal and regulatory research from a single vendor. We utilize a certified triple-scope verification process that involves multiple third-parties such as premier subject matter experts including industry associations as well as accounting, consulting and law firms. Our capabilities are enabled by our proprietary data capture, management and analysis tool and ISO 9001:2015 based management system processes that we believe provide us with a significant competitive advantage.
Client-Centric
•Account managers in our Client Engagement organization serve as a single point of contact for all non-product support related client issues. The Client Engagement organization works closely with our Support, Product Delivery and Sales organizations to provide an exceptional client experience with superior client satisfaction and success, with the ultimate goal of retention, renewal and expansion of our client contracts.
•In 2020, we achieved a record average client satisfaction rating on the Company’s support delivery of 4.9 out of 5.0 (where 5.0 is “excellent”), an increase from an average of 4.8/5.0 in 2019.
Innovation
•The nature of our services, as well as our growth culture, compel us to innovate consistently to expand our offering and refine our delivery to maintain our performances. On December 17, 2019, the United States Patent and Trademark Office granted Rimini Street its first patent, U.S. Patent No. 10,509,639 for the invention “Automatic Software-Update Framework”. On August 18, 2020, the United States Patent and Trademark Office granted Rimini Street its second patent, U.S. Patent No. 10,749,926 for the invention “Proxy for Modifying HTTP Messages to Comply with Browser”. We currently have four patent applications pending in the United States.
Trustworthy
•We maintain a formal and comprehensive security program designed to ensure the security and integrity of client data, protect against security threats or data breaches, and prevent unauthorized access to the data of our customers. We have achieved worldwide ISO 27001:2013 information security certification for our security processes. ISO 27001 is the most rigorous and recognized international standard for implementing and managing security controls that protect information assets. We strictly regulate and limit all access to our offices, have deployed advanced security software and hardware, and utilize advanced security measures.
•Our commitment to data privacy and security is reflected in our Privacy Notice, a copy of which is available on our website at https://www.riministreet.com/privacy-notice.
Investors
•As we move through the 2021 fiscal year and begin to look beyond the COVID-19 pandemic, we believe we are well positioned to service our growing global client base and offer new and existing clients a wider range of innovative, premium service solutions that meet their strategic, financial, and operational needs.
•In order to communicate our vision, goals and execution strategy for our five-year financial plan, on February 1, 2021, we hosted our first Investor Day webcast. During the webcast, members of the Company’s senior leadership team presented the Company’s vision, products, market, business model, execution strategy, litigation and financial plan. Attendees also had the ability to participate in a live Q&A session with Company senior leadership.
Community
•Through the Rimini Street Foundation, which is a program privately funded by the Company, we encourage our employees to “Support Humankind” and share our Company’s success by investing back into the communities we serve through in-kind donations, employee time and Company financial support. This program, which is funded solely by the Company and its global subsidiaries, executes the mission to Support Humankind through financial contributions, in-kind donations, and company-wide employee volunteerism. Its Global Steering Committee identifies organizations that were helping struggling communities respond to increased domestic violence and historic lines at food banks resulting from the pandemic, as well as made monetary and in-kind donations to over 120 global charitable organizations.
•In 2020, in response to the COVID-19 pandemic, the Rimini Street Foundation continued its commitment to support the communities in which we operate around the world, including purchasing masks and cleaning supplies for donation and deploying 3D printers to employees who printed and distributed face shields to hospitals and senior care centers. Its Global Steering Committee identifies organizations that were helping struggling communities respond to increased domestic violence and historic lines at food banks resulting from the pandemic, as well as made monetary and in-kind donations to over 120 global charitable organizations.
•We believe that environmental sustainability is part of our corporate social responsibility, and it is our goal to reduce our impact on the environment by conducting environmentally-friendly, professional and safe operations. This includes conserving resources, reducing waste, and periodically assessing our operations to identify additional opportunities to further improve environmental sustainability, as further described in our Environmental Sustainability Principles, a copy of which is available on the “Investor Relations” subpage of our website.
Fun
•In September 2020, in honor of our 15 year anniversary, we planned a program of multiple activities designed to highlight and share the passion for our Company as viewed through the eyes of our employees, clients, partners and the charitable organizations we support. These included online “fireside chats” with some of our longer-tenured employees who shared their memories of our Company’s early years, congratulatory videos from the executive leadership of some of our earliest clients and charitable contributions in support of the community where our Company was founded and maintains its corporate headquarters – Las Vegas, Nevada – including canned goods and infant care supplies distributed to Las Vegas residents experiencing economic hardship.
•On October 2, 2020, as part of a global team building exercise, we hosted our first virtual “Follow the Sun Block Party Marathon,” closing out a month of celebration of our 15 year anniversary. Using a videoconferencing platform, over 20 team members from 12 countries led 15 themed online celebrations spanning 18 hours, providing an opportunity for our global workforce to meet their colleagues from around the world by logging on whenever they wanted to join in the fun. The theme parties featured live cooking demonstrations of regional culinary favorites, musical performances, trivia, an exercise class, dance lessons and multiple moments of merriment.
•In January 2021, using a videoconferencing platform, members of our India Team celebrated the 8th Anniversary of Rimini Labs, providing an opportunity for our workforce to recognize the contributions of our India Team to our Company’s Global Service Delivery function.
•In February 2021, using a videoconferencing platform, members of our Southeast Asia/Greater China Team hosted a virtual Lunar New Year Celebration highlighting regional Lo Hei traditions in celebration of this holiday and spreading wishes of prosperity and health for the upcoming year.

EXECUTIVE COMPENSATION
Our named executive officers (our “Named Executive Officers”) for 2020, which consist of the person who served as our principal executive officer during 2020 and the next two most highly compensated executive officers who were serving as executive officers as of December 31, 2020, are as follows:
•Seth A. Ravin, our Chief Executive Officer and Chairman of the Board;
•Gerard Brossard, our Chief Operating Officer; and
•David Rowe, our Executive Vice President and Chief Marketing Officer.
Overview — Executive Compensation
As noted above, the Company is a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Exchange Act and has elected to comply with certain of the requirements applicable to smaller reporting companies in connection with this Proxy Statement. Although the rules allow the Company to provide less detail about its executive compensation program, the Compensation Committee is committed to providing the information necessary to help stockholders understand its executive compensation-related decisions. The information below summarizes certain aspects of our executive compensation program, in general, and certain of the decisions taken with respect to the compensation of our Named Executive Officers during the fiscal year ended December 31, 2020. The specific amounts paid or payable to the Named Executive Officers are disclosed in the tables and narrative in the section of this proxy statement entitled “Named Executive Officer Compensation.” The following discussion cross-references those specific tabular and narrative disclosures where appropriate.
Executive Compensation Philosophy and Practices
We seek to maintain high standards with respect to executive compensation. Key features of our executive compensation practices that aim to drive high performance and align executive compensation with stockholder interests are highlighted below:

What We Do	What We Do Not Do
At-Risk Compensation: Incentive-based compensation represents a significant portion of our executives’ compensation.	No Guaranteed Salary Increases: We do not guarantee salary increases for our executives.

Annual Executive Compensation Review: We conduct an annual review of our executive compensation program to ensure it rewards executives for strong performance, aligns with stockholder interests, retains top talent, and discourages unnecessary risk taking by our executives.

No Hedging or Pledging of Company Securities: Under our Insider Trading Policy, our executives (and Board members) are prohibited from engaging in hedging or pledging transactions involving Company securities.

Independent Consultant: The Compensation Committee retains an independent compensation consultant and annually reviews the consultant’s independence.	No Excess Retirement Benefits: We do not provide defined benefit pension plans, supplemental executive retirement plans, or retiree health benefits.

Limited Change-in-Control Benefits: Only our Chief Executive Officer and Chairman of the Board has contractually-provided change-in-control benefits, which are subject to double-trigger vesting and do not feature excise tax gross-ups.
No Excise Tax Gross-Ups: Our executives are not entitled to excise tax gross-ups in connection with any portion of their compensation.

Compensation Committee Executive Sessions: Executive sessions of the Compensation Committee (without Company management present) generally follow each Compensation Committee meeting.	No Discount Grants: We do not provide for compensatory grants of equity below fair market value.

Stockholder Alignment: We align compensation with stockholder interests by linking incentive compensation to the Company’s overall performance

Annual Compensation Peer Group Review: The Compensation Committee reviews the composition of our compensation peer group annually and makes adjustments to the composition of that peer group, if deemed appropriate.

Elements of Executive Compensation
Our compensation programs have been comprised of the following compensation elements:
•Base Salary. The base salaries of our executive officers are intended to provide a competitive level of fixed compensation in order to attract, retain and motivate talented executive officers. Base salaries are generally set based on each executive officer’s responsibilities, performance, skills, and experience as compared with relevant market and peer group data.
•Cash Incentive Plan Compensation. In furtherance of our compensation philosophy to award cash incentive bonuses based on performance, we design our cash incentive plan compensation programs to motivate and reward executive officers for achieving pre-established company and individual performance objectives. Additional information regarding our cash incentive plan compensation programs can be found under the heading “Non-Equity Incentive Plan Compensation” below.
•Equity-Based (Long-Term) Incentive Compensation. The Compensation Committee believes that a significant portion of each executive officer’s compensation should be in the form of long-term equity-based incentive compensation. Historically, we have granted stock options and RSUs with time-based vesting that vest over a multi-year period. While our non-equity incentive plan compensation programs are generally designed to reward executive officers for actions that impact short- and mid-term performance, our equity-based incentive awards are designed to align the long-term interests of our executive officers with those of our stockholders by:
◦giving these key employees the opportunity to participate in the long-term appreciation of our common stock;
◦encouraging executive officers to create and sustain stockholder value over longer periods because the value of awards is directly attributable to changes in the price of our common stock over time; and
◦promoting executive officer retention because the full value of awards cannot be realized until vesting occurs, which generally requires continued employment for multiple years.
Compensation Benchmarking — Published Surveys and Peer Group Data
Market pay practices are one of many factors we consider in setting executive pay levels and designing compensation programs. The Compensation Committee uses a combination of (i) published survey data covering technology companies with $200 to $500 million annual revenues and (ii) a software industry peer group of companies as data points when evaluating and establishing executive compensation, as well as other considerations. While the Compensation Committee generally targets the 50th percentile of the market when evaluating compensation, actual compensation decisions are based on the full consideration of many factors, including, but not limited to, individual and Company performance, equity holdings, market data, internal equity, experience, strategic needs and job responsibilities.
The Company’s peer group for 2020 was recommended by its independent compensation consultant, Willis Towers Watson, and approved by the Compensation Committee. The peer group was selected primarily based on software industry focus and annual revenues (median peer group revenue of approximately $318 million), as well as other financial and non-financial considerations. For fiscal year 2020, the following 18 companies were selected as our peer group:

Aspen Technology, Inc.	Benefitfocus, Inc.	BlackLine, Inc.
ChannelAdvisor Corporation	Cornerstone OnDemand, Inc.	Coupa Software Incorporated
Everbridge, Inc.	Five9, Inc.	Kinaxis Inc.
Model N, Inc.	New Relic, Inc.	Paylocity Holding Corporation
Perficient, Inc.	Progress Software Corporation	Synchronoss Technologies, Inc.
Veeva Systems Inc.*	Workday, Inc.*	Workiva Inc.
* In August 2020, the Compensation Committee removed Workday, Inc. and Veeva Systems, Inc. from the peer group due to company scope.

2020 Pay for Performance and 2020 Fiscal Year Named Executive Officer Compensation Determinations
Full Year 2020 Financial Highlights
•For the fiscal year ending December 31, 2020, we generated revenue of $326.8 million, a year over year increase of 16.3%, achieved a gross margin of 61.4%, with cash flow from operations of $42.1 million, a 107% year over year increase, and generated net income of $13 million.
•We ended fiscal 2020 with 2,487 active clients, a year over year increase of 20.6%, including 165 Fortune 500 and Fortune Global 100 companies.
•The COVID-19 pandemic had no significant net impact on our revenue or results of operations during the year ended December 31, 2020, and we continued to deliver uninterrupted and critical support services to our clients during this period. During the 2020 fiscal year, we improved our guaranteed response time for critical issues to an industry leading 10 minutes (we average five minutes), while increasing our client satisfaction ratings from 4.8 to 4.9 where 5.0 is considered excellent.
Chief Executive Officer Compensation Determinations: As described below in the Summary Compensation Table and the narrative disclosures accompanying the Summary Compensation Table, effective June 1, 2020, after the receipt and consideration of market data from its Compensation Consultant, the Compensation Committee approved market-based compensation adjustments to the compensation of our Chief Executive Officer, Mr. Seth Ravin, as documented by an amendment to his amended and restated employment agreement, including an increase in base salary from $300,000 to $400,000 per year. Prior to this increase, Mr. Ravin had not received a salary increase since 2015, which time period included the Company’s going public reverse merger transaction, the paying off of its former credit facility, private placement transactions of its Series A Preferred Stock and continued revenue growth and geographic expansion. Following this increase, Mr. Ravin’s base salary remains below the 50th percentile of the market. His target annual non-equity incentive compensation opportunity remains at 100% of base salary, as adjusted in June 2020. Mr. Ravin earned a total of $326,018 cash incentive compensation for 2020. Additional information regarding the non-equity incentive compensation program terms specifically applicable to Mr. Ravin can be found under the heading “Non-Equity Incentive Plan Compensation” below.
Effective June 3, 2020, after the receipt and consideration of market data from its Compensation Consultant, the Compensation Committee granted Mr. Ravin a stock option award for 149,327 shares of common stock with an exercise price of $4.46 per share and RSUs in respect of 232,062 shares of common stock, in each case vesting in three equal annual installments, provided that Mr. Ravin remains employed by us through the applicable vesting date.
Chief Operating Officer Compensation Determinations: Effective June 1, 2020, we appointed Mr. Gerard Brossard (as of March 1, 2021, our current Chief Operating Officer) as our Executive Vice President and Chief Operating Officer. As previously disclosed, his Offer Letter dated May 22, 2020 provided for an annual base salary of $350,000 and a target annual non-equity incentive compensation opportunity of $350,000 (100% of base salary), each of which was prorated for 2020. Effective April 1, 2021, his base salary was increased to $400,000 per year. His target annual non-equity incentive compensation opportunity remains at 100% of base salary. He is also eligible to participate in our non-equity incentive compensation, retirement and other benefit plans and programs offered to our other senior executives. Mr. Brossard earned a total of $318,635 cash incentive compensation for 2020. Additional information regarding the non-equity incentive compensation program terms specifically applicable to Mr. Brossard can be found under the heading “Non-Equity Incentive Plan Compensation” below.
Upon joining the Company, Mr. Brossard was granted a stock option award for 100,000 shares of common stock, with an exercise price of $4.46 per share and an award of RSUs in respect of 200,000 shares of our common stock, in each case vesting in three equal annual installments, provided that Mr. Brossard remains employed by us through the applicable vesting date. On November 20, 2020, in recognition of his performance since joining the Company in June 2020, upon the recommendation of Company executive management, the Compensation Committee granted Mr. Brossard an additional award of RSUs in respect of 200,000 shares of our common stock, vesting in three equal annual installments, provided that Mr. Brossard remains employed by us through the applicable vesting date.
Executive Vice President and Chief Marketing Officer Compensation Determinations: Effective October 1, 2020, after the receipt and consideration of market data from its Compensation Consultant and upon the recommendation of Company executive management, the Compensation Committee approved an adjustment to the target annual non-equity incentive compensation opportunity for Mr. David Rowe, our Executive Vice President and Chief Marketing Officer, from $180,000 (60% of his $300,000 annual base salary) to $200,000 (66.7% of his annual base salary). There were no adjustments to Mr. Rowe’s annual base salary during the 2020 fiscal year. Mr. Rowe earned a total of $179,760 cash incentive compensation for

2020. Additional information regarding the non-equity incentive compensation program terms specifically applicable to Mr. Rowe can be found under the heading “Non-Equity Incentive Plan Compensation” below.
On August 7, 2020, upon the recommendation of Company executive management, the Compensation Committee granted Mr. Rowe RSUs in respect of 100,000 shares of our common stock, vesting in three equal annual installments, provided that Mr. Rowe remains employed by us through the applicable vesting date.
Non-Equity Incentive Plan Compensation
Our Named Executive Officers are eligible to participate in incentive programs that allow for quarterly cash incentive compensation payments based on performance.
Non-Equity Incentive Plan Compensation — Messrs. Ravin and Rowe
Messrs. Ravin’s and Rowe’s non-equity incentive plan compensation payments are determined under our performance-based executive bonus program generally applicable to our executive officers (with the exception of Mr. Gerard, whose non-equity incentive plan compensation program is described below) and are based upon both (x) the Company’s achievement (expressed as a percentage) of predetermined financial or operational goals for the quarter, subject to adjustment (upward or downward) based upon the achievement (also expressed as a percentage) of predetermined Company-wide client satisfaction goals for that quarter (the “quarterly Company performance factors”) and (y) the individual employee’s achievement of predetermined individual goals and objectives for the quarter as well as their overall contributions to the Company’s success (expressed as a percentage), generally determined at the discretion of the Chief Executive Officer (except with respect to his own performance) and the Compensation Committee (the “quarterly individual performance factor”).
The quarterly performance bonus is calculated following the end of each fiscal quarter by multiplying the individual’s target incentive amount for the current quarter by (i) the percentage achievement of the quarterly Company performance factors and (ii) the percentage achievement of the quarterly individual performance factor. Seventy-five percent (75%) of this amount is paid by the end of the following fiscal quarter and, for retention purposes, the remaining 25% is deferred and paid out following the end of the fiscal year, generally subject to the employee’s continuous employment with the Company through year-end.
The target incentive amount for a particular fiscal quarter is determined by multiplying the individual’s annual non-equity incentive plan compensation, as in effect on the last day of the quarter, by 25%. In the case of Mr. Ravin, his target incentive amount for the first quarter of 2020 was $75,000, or 25% of his then-current target annual non-equity incentive plan compensation ($300,000), and his target incentive amount for each of the second, third and fourth quarters of 2020 was $100,000, or 25% of his then-current target annual non-equity incentive plan compensation ($400,000). In the case of Mr. Rowe, his target incentive amount for each of the first, second and third quarters of 2020 was $45,000, or 25% of his then-current target annual non-equity incentive plan compensation ($180,000), and his target incentive amount for the fourth quarter of 2020 was $50,000, or 25% of his then-current target annual non-equity incentive plan compensation ($200,000).
In 2020, the quarterly Company performance factors and relative weighting were: (i) aggregate client invoicing (80%), (ii) aggregate expenses (20%), and (iii) client satisfaction compared to plan (acted as an approximate +/- 1% modifier).
As noted above, the quarterly individual performance factor is generally tied to an employee’s achievement of individual goals and objectives for the quarter and the individual’s overall contribution to our corporate success. In 2020, because their individual performance is so integrally tied to Company-level performance, the quarterly individual performance factors for each of Messrs. Ravin and Rowe were tied to the Company’s overall performance, subject to additional adjustment in the discretion of the Compensation Committee (taking into account the recommendation of the Chief Executive Officer with respect to Mr. Rowe).
The amounts appearing in the Summary Compensation Table, below, for Messrs. Rowe and Ravin under the column heading “Non-Equity Incentive Plan Compensation” represent the total quarterly bonus payments earned by Messrs. Ravin and Rowe in 2020 and represent approximately 86.9% and 97.2% of their respective total targeted annual non-equity incentive plan compensation for fiscal year 2020.

Non-Equity Incentive Plan Compensation — Mr. Brossard
Mr. Brossard’s non-equity incentive plan compensation payments are determined under a commissions-based bonus plan (his “Sales Compensation Plan”) designed to reward Mr. Brossard for Company performance directly related to sales activities, aligning his compensation with the attainment of sales results by the Company’s sales team. Mr. Brossard joined the Company in June 2020 in the newly-created role of Executive Vice President and Chief Operating Officer. In this role, he became responsible for the Company’s global field operations and the global sales and success of the Company’s Support and Application Management Services for Oracle and SAP products.
Mr. Brossard earns variable cash compensation for achieving eligible sales transactions meeting the criteria for “New Client Invoicing” (“NCI”) under the Sales Compensation Plan. Eligible NCI transactions include completing sales to qualified new prospects and selling additional products or services to existing clients and/or retaining such clients, in each case in transactions meeting the Sales Compensation Plan criteria.
Mr. Brossard is subject to an individualized sales compensation model that details each component of variable compensation by reference to an annual target, which, as noted above, was $350,000 for Mr. Brossard in 2020, or $204,167 on a pro-rata basis taking into account his June 2020 start date. In 2020, under his sales compensation arrangement, (i) 47.5% of Mr. Brossard’s targeted total non-equity incentive plan compensation was linked to obtaining specified quarterly NCI thresholds, (ii) 37.5% of Mr. Brossard’s targeted total non-equity incentive plan compensation was linked to minimizing the non-renewal of service contracts by existing clients, expressed in terms of not exceeding identified ceilings linked to the associated loss of revenue from non-renewals, (iii) 5% of Mr. Brossard’s targeted non-equity incentive plan compensation was linked to a “key sales objective” (“KSO”) defined in terms of attainment of specified sales thresholds by the end of each fiscal quarter, and (iv) 10% of Mr. Brossard’s targeted non-equity incentive plan compensation was linked to a KSO defined in terms of business management, or the attainment of outlined goals for lead generation, management and conversion, as well as performing expected job duties.
Within his Sales Compensation Plan, the percentage of realizable variable compensation linked to NCI increases as attainment passes certain identified NCI levels in excess of 100% of target on an annualized basis. Mr. Brossard is also eligible to earn additional incentive-based cash compensation outside of annual targets for obtaining defined client invoicing objectives.
The Compensation Committee approved the sales compensation arrangement specific to Mr. Brossard based on the recommendations of Company executive management and the estimated amount of targeted payable annual non-equity incentive plan compensation (on a pro rata basis) during fiscal year 2020 based on historical sales information.
The amount appearing in the Summary Compensation Table, below, for Mr. Brossard under the column heading “Non-Equity Incentive Plan Compensation” represent the total payments earned by Mr. Rowe under his individualized Sales Compensation Plan in 2020 and represent approximately 156% of his total targeted annual non-equity incentive plan compensation, on a pro rata basis based on dates of service in fiscal year 2020.
401(k) Retirement Plan
We maintain a tax-qualified 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Our 401(k) plan is a “safe harbor” plan under the tax rules, which means that we make a matching contribution to all employees equal to 100% of all elective deferrals that do not exceed 4% of an employee’s compensation. The safe-harbor matching contribution is 100% vested. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all matching contributions are deductible by us when made.

NAMED EXECUTIVE OFFICER COMPENSATION
Summary Compensation Table
    The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, and paid to our Named Executive Officers.

Name and Principal Position	Year	Salary	Stock Awards(1)		Option Awards(2)		Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total

Seth A. Ravin, Chief Executive Officer and Chairman of the Board	2020	$358,333	$1,034,997	(5)	$256,394	(8)	$326,018	$69,813	(10)	$2,045,555
	2019	300,000	129,250		—		245,100	152,595		826,945

Gerard Brossard, Chief Operating Officer(4)	2020	$204,167	$1,746,000	(6)	$171,700	(9)	$318,635	$410	(11)	$2,440,912

David Rowe, Executive Vice President and Chief Marketing Officer	2020	$300,000	$578,000	(7)	$—		$179,760	$13,734	(12)	$1,071,494
	2019	275,000	364,750		—		144,488	24,707		808,945
 _____________________________
(1)The aggregate grant date fair value for awards of RSUs was computed in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation, of the Financial Accounting Standards Board (“FASB”). A discussion of all assumptions made in the valuation of the awards is in Note 8, Stock-Based Compensation and Warrants, to our consolidated financial statements for the year ended December 31, 2020, included in our Annual Report on Form 10-K filed with the SEC on March 3, 2021. For purposes of this table, the entire fair value of awards are reflected in the year of grant, without regards to estimated forfeitures, whereas under FASB ASC 718, the fair value of awards is recognized in our consolidated financial statements over the vesting period.
(2)The aggregate grant date fair value for stock option awards was computed in accordance with FASB ASC 718. A discussion of all assumptions made in the valuation of the awards is in Note 8, Stock-Based Compensation and Warrants, to our consolidated financial statements for the year ended December 31, 2020, included in our Annual Report on Form 10-K filed with the SEC on March 3, 2021. For purposes of this table, the entire fair value of awards are reflected in the year of grant, without regards to estimated forfeitures, whereas under FASB ASC 718, the fair value of awards is recognized in our consolidated financial statements over the vesting period.
(3)Represents amounts earned as discussed above under “Non-Equity Incentive Plan Compensation.”
(4)Mr. Brossard commenced employment with the Company in June 2020.
(5)In June 2020, we granted to Mr. Ravin 232,062 RSUs vesting in one-third increments on each of June 3, 2021, 2022 and 2023, provided that Mr. Ravin remains employed by us through the applicable vesting date. The aggregate grant date fair value ($1,034,997) of the RSUs awarded to Mr. Ravin was determined using the closing price of our common stock on the June 3, 2020 grant date of $4.46 per share.
(6)In June 2020, we granted to Mr. Brossard 200,000 RSUs vesting in one-third increments on each of June 3, 2021, 2022 and 2023, provided that Mr. Brossard remains employed by us through the applicable vesting date. The aggregate grant date fair value ($892,000) of the RSUs awarded to Mr. Brossard in June 2020 was determined using the closing price of our common stock on the June 3, 2020 grant date of $4.46 per share. In November 2020, we granted to Mr. Brossard 200,000 RSUs vesting in one-third increments on each of November 20, 2021, 2022 and 2023, provided that Mr. Brossard remains employed by us through the applicable vesting date. The aggregate grant date fair value ($854,000) of the RSUs awarded to Mr. Brossard in November 2020 was determined using the closing price of our common stock on the November 20, 2020 grant date of $4.27 per share.
(7)In August 2020, we granted to Mr. Rowe 100,000 RSUs vesting in one-third increments on each of August 4, 2021, 2022 and 2023, provided that Mr. Rowe remains employed by us through the applicable vesting date. The aggregate grant date fair value ($578,000) of the RSUs awarded to Mr. Rowe in August 2020 was determined using the closing price of our common stock on the August 4, 2020 grant date of $5.78 per share.
(8)In June 2020, we granted to Mr. Ravin a stock option award for 149,327 shares of common stock vesting in one-third increments on each of June 3, 2021, 2022 and 2023, provided that Mr. Ravin remains employed by the Company through the applicable vesting date. As determined in accordance with FASB ASC 718, the grant date fair value of the award is approximately $1.72 per share.
(9)In June 2020, we granted to Mr. Brossard a stock option award for 100,000 shares of common stock vesting in one-third increments on each of June 3, 2021, 2022 and 2023, provided that Mr. Brossard remains employed by the Company through the applicable vesting date. As determined in accordance with FASB ASC 718, the grant date fair value of the award is approximately $1.72 per share.
(10)For 2020, All Other Compensation for Mr. Ravin is primarily comprised of certain health expenses incurred on business trips of $4,647 and related transport expenses of $13,691, as well as rental payments of $41,832 for an apartment near our California Operations Center in Pleasanton, California, as Mr. Ravin maintains his primary residence near our corporate headquarters in Las Vegas, Nevada. For 2019, All Other Compensation for Mr. Ravin was primarily comprised of certain health expenses incurred on business trips of $56,308 and related transport expenses of $39,397, as well as rental payments of $41,480 for an apartment near our California Operations Center in Pleasanton, California.
(11)For 2020, All Other Compensation for Mr. Brossard is primarily comprised of life and disability insurance premiums.
(12)For 2020, All Other Compensation for Mr. Rowe is primarily comprised of a 401(k) plan contribution.
Employment Agreements and Potential Payments upon Termination or Change in Control
Executive Employment Agreements
Seth A. Ravin
We entered into an amended and restated employment agreement with Mr. Ravin, our Chief Executive Officer, on January 6, 2017. The employment agreement has no specific term and provides for at-will employment. As originally drafted, under the employment agreement, Mr. Ravin was entitled to receive an annual base salary of $300,000, subject to adjustment, and was eligible for annual target bonus equal to the greater of $300,000 or his then-current annual base salary, with 75% of such target bonus, if any, earned and paid on a quarterly basis and 25% of such target bonus earned and paid on an annual basis, in each case, subject to achievement of performance metrics. On June 3, 2020, the Compensation Committee approved the following market-based adjustments, in a further amendment to Mr. Ravin’s amended and restated employment agreement, as determined with the input of the Compensation Committee’s independent compensation consultant, to Mr. Ravin’s base salary and target annual non-equity incentive compensation, as follows:
•a $100,000 increase in base salary from $300,000 to $400,000 per year, effective as of June 1, 2020 and
•a corresponding increase to his target annual non-equity incentive compensation from $300,000 to $400,000, effective as of June 1, 2020.
The amendment to Mr. Ravin’s employment agreement also clarifies the equity vesting and severance benefits intended to be provided upon Mr. Ravin’s termination of employment due to death or disability, as described further below.
If Mr. Ravin’s employment is terminated either by us other than for “cause” (as defined below), or due to death, or disability or by him for “good reason” (as defined below), then, in each case, he receives: (i) 100% acceleration of all outstanding unvested equity awards issued under any equity incentive plan approved by the Board; (ii) continued payments of his then-current annual base salary and target bonus for 24 months; and (iii) COBRA reimbursements for him and his covered dependents for up to 24 months.
If Mr. Ravin’s employment is terminated within 24 months following a “change of control” (as defined below) either by us other than for “cause” or by him for “good reason,” then, in each case, he receives: (i) 100% acceleration of all outstanding unvested equity awards issued under any equity incentive plan approved by the Board; (ii) a lump sum payment of two times his then-current annual base salary and annual target bonus; and (iii) COBRA premiums for him and his covered dependents for up to 24 months.
Severance benefits in all cases are subject to Mr. Ravin executing and not revoking a release of claims and to his resignation from all of his employment with us. Mr. Ravin is also subject to restrictive covenants during a two year period following termination of employment.

For purposes of the employment agreement with Mr. Ravin, “cause” means generally:
•his failure to perform the duties and responsibilities of his position after he has been provided a written demand for performance from the Board and a cure period of 30 days;
•any act of gross negligence or willful misconduct taken by him in connection with his employment, and in the case of gross negligence such act had a material adverse effect on our business or reputation;
•any act of dishonesty or moral turpitude constituting fraud or embezzlement or otherwise adversely affecting our business or reputation;
•his conviction of, or plea of nolo contendere to, a felony (other than minor traffic-related offenses);
•his indictment or conviction for a criminal violation of state or federal securities law; or
•any breach by him of any covenants set forth in the employment agreement which is not cured within 15 days of receipt of a written notice of breach.
For purposes of the employment agreement with Mr. Ravin, “good reason” means generally a resignation within 90 days following the expiration of the cure period (described below) following the occurrence of any of the following without his express written consent:
•a material reduction of his duties, authority or responsibilities;
•a material reduction in his base compensation other than pursuant to a reduction that also is applied to substantially all of our other executives;
•a material change in geographic location at which he must perform services (in other words, a change in geographic location of more than 50 miles); or
•any material breach by us of the employment agreement.
Mr. Ravin must provide us with notice of the facts constituting the grounds for good reason within 90 days of the event he believes constitutes “good reason” and allow for a reasonable cure period of not less than 30 days.
    For purposes of the employment agreement with Mr. Ravin, “change of control” means generally:
•a change in our ownership, which is deemed to occur on the date that any one person, or more than one person acting as a group, acquires ownership of our stock that, together with the stock held by such person, constitutes more than 50% of our total voting power, except for a financing transaction approved by our Board;
•a change in our effective control, which is deemed to occur on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board prior to the date of appointment or election; or
•a change in the ownership of a substantial portion of our assets, which is deemed to occur on the date that any person, or more than one person acting as a group, acquires assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions.
Gerard Brossard
We entered into an offer letter agreement with Mr. Brossard, our Chief Operating Officer (and, prior to March 1, 2021, our Executive Vice President and Chief Operating Officer), on May 22, 2020. The offer letter agreement has no specific term and provides for at-will employment. In accordance with the terms of the offer letter agreement, Mr. Brossard’s initial annual base salary was $350,000 and he is eligible for annual target incentive compensation opportunities of $350,000, each of which was prorated for 2020. His annual incentive compensation payments are payable as described under the heading “Non-Equity Incentive Plan Compensation,” above. He is eligible to participate in the Company’s retirement and other benefit plans and programs offered to the Company’s other senior executives.
Also pursuant to the terms of his offer letter agreement and the Company’s 2013 Equity Incentive Plan (the “2013 Plan”), Mr. Brossard received (i) an onboarding stock option award for 100,000 shares of common stock vesting in equal annual installments over a three-year vesting period following the grant date, provided that Mr. Brossard remains employed by the Company through the applicable vesting date, and (ii) an onboarding award of RSUs in respect of 200,000 shares of the Company’s common stock vesting in equal annual installments over a three-year vesting period following the grant date, provided that Mr. Brossard remains employed by the Company through the applicable vesting date. The per share exercise price of the stock options is $4.46, which was the closing sales price of a share of the Company’s common stock on the grant date. Each of the equity awards was granted effective as of the date of approval by the Compensation Committee on June 3, 2020 and is subject to the terms and conditions of the Company’s 2013 Plan and form restricted stock unit and stock option award agreements.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2020

	Option Awards(1)
	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
Seth A. Ravin	287,295	—		$4.68	1/21/2025
	23,254	11,627	(2)	9.46	2/6/2023
	43,412	21,707	(3)	8.60	2/6/2028
	—	149,327	(4)	4.46	6/20/2030

Gerard Brossard	—	100,000	(5)	$4.46	6/3/2030

David Rowe	129,559	—		$1.19	5/7/2022
	47,881	—		4.85	10/14/2024
	239,412	—		7.52	6/29/2027
	250,000	—		8.60	2/6/2028
_____________________________

(1)All stock option awards have been granted under equity incentive plans approved by our stockholders.
(2)The remaining unexercisable portion of Mr. Ravin’s stock option award totaling 34,881 shares of common stock vested on February 6, 2021.
(3)The remaining unexercisable portion of Mr. Ravin’s stock option award totaling 65,119 shares of common stock vested on February 6, 2021.
(4)One-third of the unexercisable portion of Mr. Ravin’s stock option award for 149,327 shares of common stock will vest on June 3, 2021. The remaining two-thirds will vest ratably on June 3, 2022 and 2023, respectively, subject to his continued service as an employee of the Company.
(5)One-third of the unexercisable portion of Mr. Brossard’s stock option award for 100,000 shares of common stock will vest on June 3, 2021. The remaining two-thirds will vest ratably on June 3, 2022 and 2023, respectively, subject to his continued service as an employee of the Company.

	Restricted Stock Unit (“RSU”) Awards(1)
Name	Number of RSUs that Have Not Vested		Market Value of RSUs that Have Not Vested(2)
Seth A. Ravin	16,667	(3)	$74,000
	232,062	(4)	1,028,000

Gerard Brossard	200,000	(5)	$886,000
	200,000	(6)	886,000

David Rowe	16,667	(7)	$74,000
	33,334	(8)	148,000
	100,000	(9)	443,000
_____________________________
(1)All RSU awards have been granted under equity incentive plans approved by our stockholders.
(2)Based on the closing price of the Company’s common stock on the Nasdaq Global Market on December 31, 2020 ($4.43).
(3)Mr. Ravin was awarded 25,000 RSUs in May 2019 of which 8,333 RSUs vested on May 7, 2020. The remaining 16,667 RSUs will vest ratably on May 7, 2021 and 2022, respectively, subject to his continued service as an employee of the Company.
(4)The 232,062 RSUs awarded to Mr. Ravin in June 2020 vest ratably on June 3, 2021, 2022 and 2023, respectively, subject to his continued service as an employee of the Company.
(5)The 200,000 RSUs awarded to Mr. Brossard in June 2020 vest ratably on June 3, 2021, 2022 and 2023, respectively, subject to his continued service as an employee of the Company.
(6)The 200,000 RSUs awarded to Mr. Brossard in November 2020 vest ratably on November 20, 2021, 2022 and 2023, respectively, subject to his continued service as an employee of the Company.
(7)Mr. Rowe was awarded 25,000 RSUs in May 2019, of which 8,333 vested on May 7, 2020. The remaining 16,667 RSUs will vest ratably on May 7, 2021 and 2022, respectively, subject to his continued service as an employee of the Company.
(8)Mr. Rowe was awarded 25,000 RSUs in in August 2019, of which 16,666 vested on May 7, 2020. The remaining 33,334 RSUs will vest ratably on August 6, 2021 and 2022, respectively, subject to his continued service as an employee of the Company.
(9)The 100,000 RSUs awarded to Mr. Rowe in August 2020 vest ratably on August 4, 2021, 2022 and 2023, respectively, subject to his continued service as an employee of the Company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
    Presented below is information about each of our Equity Incentive Plans as of December 31, 2020:

	Number of Securities to be Issued Upon Exercise of Outstanding Options,Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity Compensation Plans Approved by Stockholders
2007 Stock Plan	1,557,075	(1)	$2.19	—
2013 Equity Incentive Plan	8,773,015	(2)	6.11	4,036,770	(3)
2018 Employee Stock Purchase Plan	—		—	5,000,000	(4)
Equity Compensation Plans Not Approved by Stockholders	—		—	—
Total	10,330,090		$5.24	9,036,770
_____________________________

(1)The 2007 Stock Plan (the “2007 Plan”) reserved up to approximately 14,254,000 shares of common stock for the grant of stock options and stock purchase rights to our employees and directors. The 2007 Plan was terminated in November 2013, however, the terms of the 2007 Plan continue to govern any outstanding awards thereunder. Grants under the 2007 Plan consist solely of stock options. As of December 31, 2020, the Company had 1.6 million stock options outstanding under the 2007 Plan.
(2)In October 2013, we established the 2013 Plan, which provides for grants of stock options, stock appreciation rights, restricted stock, RSUs, performance units and performance shares. The authorized shares of common stock under the 2013 Plan are increased for outstanding options under the 2007 Plan that are subsequently forfeited or expire unexercised. Accordingly, options that expire or are forfeited under the 2007 Plan become available for re-grant under the 2013 Plan. Through December 31, 2020, grants under the 2013 Plan consist solely of stock options and RSUs. The 2013 Plan will expire in July 2027. As of December 31, 2020, the Company had 5.4 million stock options outstanding and 3.3 million RSUs outstanding under the 2013 Plan.
(3)On the first day of each fiscal year beginning in 2018, the 2013 Plan provides that the number of authorized shares available for issuance will increase in an amount equal to the lesser of (i) approximately 4.8 million shares, (ii) 4% of the outstanding shares of all classes of our common stock as of the last day of the immediately preceding fiscal year; or (iii) such other amount as the Board may determine. On February 23, 2021, the Board approved an increase in the authorized shares for 3,056,235 shares, which is excluded from this amount.
(4)In June 2018, our stockholders approved the Rimini Street, Inc. 2018 Employee Stock Purchase Plan (the “ESPP”). The ESPP provides for the purchase by employees of up to an aggregate of 5,000,000 shares of common stock. The purchase price per share at which shares are sold in an offering period under the ESPP will be equal to the lesser of 85% of the fair market value of the shares (i) on the first trading day of the offering period, or (ii) on the purchase date (i.e., the last trading day of the offering period). Offering periods will consist of two six-month periods generally commencing twice each calendar year. The purpose of the ESPP is to provide an opportunity for eligible employees to purchase shares of our common stock at a discount through voluntary contributions from such employees’ eligible pay, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such employees and our stockholders. Through December 31, 2020, no offering period under the ESPP had commenced and no shares of common stock have been issued under the ESPP.

PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Background
Section 14A of the Exchange Act requires the Company to seek a non-binding, advisory vote (“Say on Pay” vote) from its stockholders to approve the compensation of its Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and the related narrative disclosure in this Proxy Statement.
This vote is advisory only, which means that the vote on executive compensation is not binding on the Company, the Board, or the Compensation Committee. However, both the Board and the Compensation Committee will consider and evaluate the results of the vote, together with feedback from stockholders. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Board and the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.
The vote on this Proposal 2 is not intended to address any specific element of compensation, but rather relates to the overall compensation of our Named Executive Officers, as described in this Proxy Statement. As discussed in those disclosures, our Board believes that its compensation philosophy and decisions support our key business objectives of creating value for, and promoting the interests of, our stockholders.
Proposal
The Company is presenting this Proposal 2, which gives you, as a stockholder, the opportunity to express your view on the compensation of our Named Executive Officers by voting FOR or AGAINST the following resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and other narrative executive compensation disclosures contained in the Company’s 2021 Proxy Statement, is hereby APPROVED.”
Board of Directors Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.
Vote Required
Approval of this Proposal 2 requires the affirmative vote of a majority of the voting power of the shares represented at the Annual Meeting and entitled to vote.
Even though the results of the Say on Pay vote will not be binding on the Company, the Board or the Compensation Committee and will not create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company, the Board or the Compensation Committee, the Board and the Compensation Committee will take into account the outcome of the Say on Pay vote when considering future executive compensation decisions.

PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
Background
In addition to the advisory “Say on Pay” vote set forth in Proposal 2, pursuant to Section 14A of the Exchange Act, stockholders are also entitled, at least once every six years, to indicate on an advisory basis their preference regarding how frequently we should solicit the “Say on Pay” advisory vote. This non-binding advisory vote is commonly referred to as a “Say on Frequency” vote. By voting on this Proposal 3, stockholders may indicate whether the advisory “Say on Pay” vote should occur each year, once every two years or once every three years, or they may abstain from voting. Although the vote is advisory and is not binding on the Board, the Board will take into account the outcome of the vote when considering the frequency of future “Say on Pay” proposals.
After careful consideration, the Board has determined that an annual advisory vote on executive compensation is the most appropriate alternative for our Company because it will provide stockholders the opportunity to react promptly to emerging trends in compensation and will provide the Board and the Compensation Committee the opportunity to evaluate compensation decisions in light of annual feedback from stockholders.
Please note that this Proposal 3 does not provide stockholders with the opportunity to vote for or against any particular resolution; rather, it permits stockholders to choose how often they would like us to include a stockholder advisory vote on the compensation of our executives on the agenda for the annual meeting of stockholders.
Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide that it is in the best interest of our stockholders and the Company to conduct “Say on Frequency” votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.
When voting on this Proposal 3, you should mark your proxy for “Each Year,” “Once Every Two Years” or “Once Every Three Years” based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference, you may abstain.

Board of Directors Recommendation
THE BOARD RECOMMENDS A FREQUENCY OF “EACH YEAR” FOR HOLDING FUTURE “SAY ON PAY” ADVISORY VOTES ON EXECUTIVE COMPENSATION.
Vote Required
Approval of this Proposal 3 requires the affirmative vote of a majority of the voting power of the shares represented at the Annual Meeting and entitled to vote.

DIRECTOR COMPENSATION
We generally use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on the Board. Additionally, our directors are reimbursed for reasonable travel expenses incurred in attending meetings. In setting director compensation, we consider the significant amount of time that directors expend fulfilling their duties to us as well as the skill level required of such directors. For the year ended December 31, 2020, non-employee director compensation was paid through cash compensation and the issuance of RSUs as discussed below:

	Director Fees Paid in Cash					Stock Awards(12)		Option Awards(14)	Total Compensation
Director Name(1)	Director		Committee(s)		Total

Jack L. Acosta	$40,000	(2)	$20,000	(6)	$60,000	$170,225	(13)	—	$230,225
Thomas Ashburn	40,000	(2)	17,500	(7)	57,500	170,225	(13)	—	227,725
Antonio Bonchristiano	40,000	(2)	—		40,000	170,225	(13)	—	210,225
Steve Capelli	40,000	(2)	22,500	(8)	62,500	170,225	(13)	—	232,725
Robin Murray	40,000	(2)	5,000	(9)	45,000	170,225	(13)	—	215,225
Jay Snyder	23,333	(3)	—		23,333	299,997	(13)	—	323,330
Margaret (Peggy) Taylor	52,500	(2)(4)	25,000	(10)	77,500	170,225	(13)	—	247,725
Andrew Fleiss	16,667	(5)	9,775	(11)	26,442	70,927	(13)	—	97,369
_____________________________
(1)During 2020, Seth A. Ravin was an executive officer who also served as a member of the Board. Mr. Ravin has been omitted from this table since he received compensation for his service as an executive officer but did not receive additional compensation for serving as a director of the Company. Mr. Ravin’s compensation is described above in the “Summary Compensation Table.”
(2)Each of our non-employee directors who served for the entire 2020 calendar year received an annual retainer of $40,000 for service in 2020. Board members who serve on committees/as committee chairpersons receive additional compensation shown in the “Committee” column. All Board and Committee retainers are payable in cash on a quarterly basis.
(3)Mr. Snyder was elected to the Board at the 2020 annual meeting of stockholders held on June 3, 2020, resulting in a pro-rated annual director retainer of $23,333 paid for service in 2020.
(4)Ms. Taylor serves as Lead Independent Director for which an annual retainer of $12,500 was paid for service in 2020 in addition to the $40,000 retainer that all non-employee Board members receive.
(5)During 2020, Mr. Fleiss served as a member of the Board until the expiration of his term at the 2020 annual meeting of stockholders, resulting in a pro-rated annual director retainer of $16,667 paid for service in 2020.
(6)Mr. Acosta serves as Chair of the Audit Committee for which an additional annual retainer of $20,000 was paid for service in 2020.
(7)Mr. Ashburn serves as Chair of the Nominating Committee for which an additional annual retainer of $10,000 was paid for service in 2020. Mr. Ashburn also serves as a member of the Compensation Committee for which an additional annual retainer of $7,500 was paid for service in 2020.
(8)Mr. Capelli serves as a member of the Audit Committee, the Compensation Committee and the Nominating Committee for which additional annual retainers were paid for service in 2020 in the amounts of $10,000, $7,500 and $5,000, respectively.
(9)Mr. Murray serves as a member of the Nominating Committee for which an additional annual retainer of $5,000 was paid for service in 2020.

(10)Ms. Taylor serves as Chair of the Compensation Committee for which an additional annual retainer of $15,000 was paid for service in 2020. Ms. Taylor is also a member of the Audit Committee for which an additional annual retainer of $10,000 was paid for service in 2020.
(11)Prior to the expiration of his term at the 2020 annual meeting of stockholders, Mr. Fleiss served as a member of the Audit Committee, the Compensation Committee and the Nominating Committee. The total committee fees for Mr. Fleiss represent the pro rata portion of the additional annual retainers earned by Mr. Fleiss for his service on these committees in 2020 prior to the expiration of his term.
(12)The aggregate number of Stock Awards held by each of the non-employee Board members as of December 31, 2020, was as follows: Mr. Acosta: 38,167, Mr. Ashburn: 38,167, Mr. Bonchristiano: 38,167, Mr. Capelli: 38,167, Mr. Murray: 38,167, Mr. Snyder: 67,264 and Ms. Taylor: 38,167.
(13)On June 3, 2020, (i) with the exception of Mr. Snyder and Mr. Fleiss, each of the non-employee Board members were granted 38,167 RSUs that vested 100% on January 2, 2021, (ii) Mr. Snyder was granted 67,264 RSUs vesting in one-half increments on each of June 3, 2021 and June 3, 2022, provided that Mr. Snyder remains a member of the Board through the applicable vesting date, and (iii) Mr. Fleiss was granted 15,903 RSUs, 100% of which vested upon the expiration of his term of service as a director of the Company at the 2020 annual meeting of stockholders. The aggregate grant date fair value for the RSU awards was computed in accordance with FASB ASC 718. A discussion of all assumptions made in the valuation of the awards is in Note 8, Stock-Based Compensation and Warrants, to our consolidated financial statements for the year ended December 31, 2020, included in our Annual Report on Form 10-K filed with the SEC on March 3, 2021. For purposes of this table, the entire fair value of awards is reflected in the year of grant, without regards to estimated forfeitures, whereas under FASB ASC 718, the fair value of awards is recognized in our consolidated financial statements over the vesting period.
(14)No Option Awards were granted during 2020 to the non-employee Board members. The aggregate number of Option Awards held by each of the non-employee Board members as of December 31, 2020, was as follows: Mr. Acosta: 256,067, Mr. Ashburn: 177,263, Mr. Bonchristiano: 4,209, Mr. Capelli: 137,361, Mr. Murray: 137,361, Mr. Snyder: no Option Awards, and Ms. Taylor: 257,067.
Effective January 1, 2021, the Company’s cash and equity compensation program for its non-employee directors includes cash compensation for Board service, committee service, service as Lead Independent Director, and service as a Board committee Chair, and provides for automatic annual grants of RSUs as set forth in the Company’s Non-Employee Director Compensation Policy, a copy of which is filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

PROPOSAL NO. 4
PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021
Background
The Audit Committee of the Board has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit our Company’s consolidated financial statements for the fiscal year ending December 31, 2021. The submission of this matter for ratification by stockholders is not legally required; however, the Board believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Audit Committee and the Board on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm as our Company’s external auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm to be our Company’s external auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.
Board of Directors Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the voting power of the shares represented at the Annual Meeting and entitled to vote.
KPMG Representative — Attendance at the Annual Meeting
A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

FEES PAID TO AUDITORS
    KPMG charged the following fees related to our 2020 and 2019 financial statements, all of which were approved by the Audit Committee:

	2020			2019
	Amount		Percent	Amount		Percent
Audit fees	$2,481,025	(1)		$1,760,741	(2)	98%
Audit-related fees	—			32,000	(3)	2%
Tax fees	—			—		—%
All other fees	2,730	(4)		5,000	(4)	—%
Total	$2,483,755			$1,797,741		100%
_____________________________

(1)Consists of fees for the quarterly reviews of our financial statements filed with the SEC during 2020 and the audit of our annual financial statements and related expenses for the year ended December 31, 2020, for a total of $2,420,025, as well as fees related to the issuance of consents related to registration statements filed with the SEC in 2020 on Form S-3 and Form S-8 of $61,000.
(2)Consists of fees for the quarterly reviews of our financial statements filed with the SEC during 2019 and the audit of our annual financial statements and related expenses for the year ended December 31, 2019, for a total of $1,494,741, as well as (i) fees related to the issuance of consents related to registration statements filed with the SEC in 2019 on Form S-3 and Form S-8 of $46,000, (ii) fees relating to the implementation of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASC 606”) of $175,000 and (iii) fees relating to an impact assessment of ASU No. 2016-02, Leases, (“ASC 842”) of $45,000.
(3)Consists of audit services incurred in 2019 for the annual audit of our 401(k) plan for the year ended December 31, 2018.
(4)Consists of fees relating to an annual subscription to KPMG’s Accounting Research Online tool.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors; Delegation of Pre-Approval Authority in Specified Instances
All audit and permissible non-audit services provided by the independent auditors are pre-approved by the Audit Committee (or the Chair of the Audit Committee, pursuant to a delegation of authority). These services may include audit services, audit-related services, tax services and other services. To facilitate the pre-approval process, the Audit Committee of the Board has adopted an “Audit and Non-Audit Services Pre-Approval Policy” (the “Pre-Approval Policy”). Under the Pre-Approval Policy, proposed audit and permissible non-audit services may either (i) be pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”) or (ii) require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches results in an effective and efficient procedure to pre-approve services performed by the independent auditors. As set forth in the Pre-Approval Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee (or the Audit Committee chairperson, to the extent such authority has been delegated by the Audit Committee) if it is to be provided by the independent auditors. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. The Audit Committee has delegated authority to Mr. Acosta, as Chairman of the Audit Committee, to address certain types of requests for specific pre-approval, provided that any such pre-approvals are presented to the full Audit Committee at its next meeting.
The Pre-Approval Policy also identifies a list of non-audit services that the independent auditors are prohibited from providing in accordance with SEC rulemaking governing outside auditor independence. You can find a copy of the Pre-Approval Policy on the “Investor Relations” subpage of our website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)
Our Audit Committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2020 and discussed them with management and our independent registered public accounting firm, KPMG.
Our Audit Committee has also received from, and discussed with, KPMG various communications that KPMG is required to provide to our Audit Committee, including the matters required by the applicable standards of the Public Company Accounting Oversight Board and the SEC.
In addition, KPMG provided our Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG that firm’s independence.
Based on the review and discussions referred to above, our Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020.

By the Audit Committee of the Board of Directors of Rimini Street, Inc.

Jack L. Acosta (Chair)
Steve Capelli
Margaret (Peggy) Taylor
_____________________________
(1)The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by (i) each director, (ii) each Named Executive Officer, (iii) all directors and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our common stock, in each case as of the Record Date, unless otherwise indicated below. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days after the Record Date, shares of common stock issuable upon the vesting of RSUs that vest within 60 days after the Record Date and shares of common stock issuable upon the conversion of shares of our Preferred Stock within 60 days of the Record Date. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations are based on shares of common stock outstanding as of the Record Date. In computing the number of shares of common stock beneficially owned by each person, entity or group and the related percentage ownership, we included in both the numerator and the denominator shares of common stock subject to options or warrants held by that person, entity or group that are currently exercisable or exercisable within 60 days of the Record Date, shares of common stock issuable upon the vesting of RSUs held by that person, entity or group that vest within 60 days after the Record Date and shares of common stock currently issuable upon the conversion of shares of Preferred Stock held by that person, entity or group. We did not include these shares, however, for the purpose of computing the percentage ownership of any other person or entity. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Rimini Street, Inc., 3993 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Named Executive Officers and Directors:
Seth A. Ravin(1)	13,557,027	15.82%
Jack L. Acosta(2)	351,065	*
Thomas Ashburn(3)	271,761	*
Antonio Bonchristiano(4)	113,835	*
Steve Capelli(5)	231,459	*
Robin Murray(6)	25,028,692	29.34%
Jay Snyder(7)	36,361	*
Margaret (Peggy) Taylor(8)	352,065	*
Gerard Brossard(9)	99,999	*
David Rowe(10)	819,998	*

All Current Executive Officers and Directors as a Group (18 Persons)(11)	42,978,664	48.4%

Other 5% Stockholders:
Entities Affiliated with Adams Street Partners, LLC(12)	25,028,692	29.34%
GPIAC, LLC(13)	12,937,132	14.18%
______________________________________________
*Represents beneficial ownership of less than 1% of the shares of common stock.
(1)Consists of (i) 13,027,316 shares of our common stock beneficially owned by Seth A. Ravin, Trustee of The SAR Trust U/A/D August 30, 2005, (ii) 6,955 shares of our common stock owned by Mr. Ravin, individually, (iii) 437,070 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Record Date and (iv) 85,686 shares of common stock issuable upon the vesting of RSUs that will vest within 60 days of the Record Date.
(2)Consists of (i) 78,623 shares of our common stock, (ii) 256,067 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Record Date and (iii) 16,375 shares of common stock issuable upon the vesting of RSUs that will vest within 60 days of the Record Date.

(3)Consists of (i) 78,123 shares of our common stock, (ii) 177,263 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Record Date and (iii) 16,375 shares of common stock issuable upon the vesting of RSUs that will vest within 60 days of the Record Date.
(4)Consists of (i) 89,751 shares of our common stock, (ii) 4,209 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Record Date, (iii) 16,375 shares of common stock issuable upon the vesting of RSUs that will vest within 60 days of the Record Date and (iv) 3,500 shares our common stock that may be acquired by GP Cash Management Ltd. pursuant to our public warrants beneficially held by GP Cash Management Ltd. Mr. Bonchristiano is a member of the Board of Directors of GP Cash Management Ltd. Accordingly, he may be deemed to hold dispositive power over the public warrants beneficially held by GP Cash Management Ltd. Mr. Bonchristiano disclaims beneficial ownership of the public warrants beneficially held by GP Cash Management Ltd. except to the extent of his pecuniary interest therein.
(5)Consists of (i) 100 shares of our common stock beneficially owned by Steve Capelli, Trustee of the Steven Capelli Living Trust, (ii) 77,623 shares of our common stock owned by Mr. Capelli, individually, (iii) 137,361 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Record Date and (iv) 16,375 shares of common stock issuable upon the vesting of RSUs that will vest within 60 days of the Record Date.
(6)As discussed under footnote (12), below, consists of (i) an aggregate of 23,565,433 shares of our common stock held by and 1,231,900 shares of our common stock acquirable upon the conversion of an aggregate of 12,319 shares of our Preferred Stock held by affiliates of Adams Street Partners, LLC of which Mr. Murray may be deemed to be a beneficial owner, (ii) 137,361 shares of our common stock issuable upon exercise of options held by Mr. Murray and exercisable within 60 days of the Record Date, (iii) 16,375 shares of common stock issuable upon the vesting of RSUs held by Mr. Murray that will vest within 60 days of the Record Date and (iv) 77,623 shares of common stock held by Mr. Murray, individually (by agreement with the ASP Growth Equity Funds, Mr. Murray is deemed to hold these shares for the benefit of the ASP Growth Equity Funds and, as a result, these shares may be deemed to be beneficially owned by Adams Street Partners, LLC). Mr. Murray, a member of our Board of Directors, is a partner with Adams Street Partners, LLC. Mr. Murray disclaims beneficial ownership of the shares held by affiliates of Adams Street Partners, LLC and himself except to the extent of his pecuniary interest therein.
(7)Consists of 36,361 shares of our common stock issuable upon the vesting of RSUs that will vest within 60 days of the Record Date.
(8)Consists of (i) 1,000 shares of our common stock beneficially owned by Margaret (Peggy) Taylor, trustee of the Margaret Taylor Trust, (ii) 77,623 shares of our common stock owned by Ms. Taylor, individually, (iii) 257,067 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Record Date and (iv) 16,375 shares of common stock issuable upon the vesting of RSUs that will vest within 60 days of the Record Date.
(9)Consists of (i) 33,333 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Record Date and (ii) 66,666 shares of common stock issuable upon the vesting of RSUs that will vest within 60 days of the Record Date.
(10)Consists of (i) 174,813 shares of our common stock, (ii) 636,852 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Record Date and (iii) 8,333 shares of common stock issuable upon the vesting of RSUs that will vest within 60 days of the Record Date.
(11)Consists of (i) 832,889 shares of our common stock, (ii) 1,166,849 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Record Date and (iii) 116,664 shares of common stock issuable upon the vesting of RSUs that will vest within 60 days of the Record Date owned by all other executive officers not named in the table as well as the amounts listed in the Number of Shares Beneficially Owned column above.
(12)Based partially on information provided to the Company by the stockholder and disclosed on a Form 4 filed on behalf of Adams Street Partners, LLC on March 11, 2021. Consists of (i) an aggregate of 23,565,433 shares of our common stock held by entities that are affiliates of Adams Street Partners, LLC, (ii) 137,361 shares of our common stock issuable upon the exercise of options held by Robin Murray, who is a member of our Board of Directors, and exercisable within 60 days of the Record Date, as discussed under footnote (6), (iii) 16,375 shares of common stock issuable upon the vesting of RSUs held by Mr. Murray that will vest within 60 days of the Record Date, as discussed under footnote (6), (iv) 77,623 shares of our common stock owned by Mr. Murray, individually, and (v) 1,231,900 shares of our common stock acquirable upon the conversion of an aggregate 12,319 shares of our Preferred Stock held of record by entities that are affiliates of Adams Street Partners, LLC. Includes (a) 4,320,786 shares of our common stock held by and 108,100 shares of our common stock acquirable upon the conversion of 1,081 shares of our Preferred Stock held of record by Adams Street 2007 Direct Fund, L.P., (b) 4,870,262 shares of our common stock held by and 121,900 shares of our common stock acquirable upon the conversion of 1,219 shares of our Preferred Stock held of record by Adams Street 2008 Direct Fund, L.P., (c) 4,267,067 shares of our common stock held by and 106,700 shares of our common stock acquirable upon the conversion of 1,067 shares of our Preferred Stock held of record by Adams Street 2009 Direct Fund, L.P., (d) 1,313,301 shares held by Adams Street 2013 Direct Fund, LP, (e) 1,786,318 shares held by Adams Street 2014 Direct Fund LP, (f) 1,371,200 shares held by Adams Street 2015 Direct Venture/Growth Fund LP, (g) 1,353,906 shares held by Adams Street 2016 Direct Venture/Growth Fund LP, (h) 3,982,079 shares held by Adams Street Venture/Growth Fund VI LP, (i) 300,514 shares of our common stock held by and 895,200 shares of our common stock acquirable upon the conversion of 8,952 shares of our Preferred Stock held of record by Adams Street Rimini Aggregator LLC (“ASRA”) and (j) 77,623 shares of common stock held by Mr. Murray, who is a partner of Adams Street Partners, LLC, individually. By agreement with the aforementioned funds, Mr. Murray is deemed to hold these shares of common stock for the benefit of the funds. The shares owned by the aforementioned funds and by Mr. Murray are aggregated for purposes of reporting ownership information and, together, the aforementioned funds and Mr. Murray beneficially hold more than 5% of our capital stock. Adams Street Partners, LLC is the managing member of the general partner or the managing member of the general partner of the general partner of Adams Street 2007 Direct Fund, L.P., Adams Street 2008 Direct Fund, L.P., Adams Street 2009 Direct Fund, L.P., Adams Street 2013 Direct Fund LP, Adams Street 2014 Direct Fund LP, Adams Street 2015 Direct Venture/Growth Fund LP, Adams Street 2016 Direct Venture/Growth Fund LP, and Adams Street Venture/Growth Fund VI LP (collectively, the “ASP Growth Equity Funds”) and may be deemed to beneficially own the shares held by them and by Mr. Murray. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Fred Wang, and Mr. Murray, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by the ASP Growth Equity Funds and Mr. Murray. Adams Street Partners, LLC and Messrs. Bremner, Diehl, Gould, Wang and Murray disclaim beneficial ownership of the shares held by the ASP Growth Equity Funds and Mr. Murray except to the extent of their pecuniary interest therein. Adams Street Partners, LLC is the manager of ASRA and may be deemed to beneficially own the shares held by ASRA. David Brett, Elisha P. Gould, Alex Kessel, Michael Taylor, Benjamin Wallwork and Craig D. Waslin, each of whom is a partner or principal of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by ASRA. Adams Street Partners, LLC and Messrs. Brett, Gould, Kessel, Taylor, Wallwork and Waslin disclaim beneficial ownership of the shares held by ASRA except to the extent of their pecuniary interest therein. The business address of the foregoing entities and individuals is One North Wacker Drive, Suite 2700, Chicago, Illinois 60606.
(13)Based solely on information provided to the Company by the stockholder and disclosed in a Schedule 13D/A filed with the SEC on March 10, 2021 (as amended, the “GP Schedule 13D”) by GPIAC, LLC. GPIC, Ltd., an exempted company incorporated in Bermuda directly controlled by GP Investments, Ltd., is the managing member of GPIAC, LLC, a Delaware limited liability company, and RMNI InvestCo, LLC, a Delaware limited liability company. GP Investments, Ltd. is the sole shareholder of GP Cash Management, Ltd., a Bahamas limited liability company. GPIC, Ltd. is entitled to voting and investment power over the 12,937,132 shares of our common stock beneficially owned by GPIAC, LLC, RMNI InvestCo, LLC, GPIC, Ltd. and GP Cash Management, Ltd., including 6,118,100 shares of our common stock that may be acquired by GPIC, Ltd. and GP Cash Management, Ltd. within 60 days of the Record Date pursuant to warrants issued by us. The GP Schedule 13D was filed by GPIAC, LLC on behalf of itself and on behalf of RMNI InvestCo, LLC, GP Cash Management, Ltd., GP Investments, Ltd. and GPIC, Ltd. as reporting persons pursuant to a joint filing agreement. The business address of GPIAC, LLC and RMNI InvestCo, LLC is 4001 Kennett Pike, Suite 302, Wilmington, DE 19807. The business address of GP Investments, Ltd and GPIC, Ltd. is 129 Front Street HM12, Suite 4, Penthouse, Hamilton, Bermuda. The business address of GP Cash Management, Ltd. is Lyford Manor, Western Road, Lyford Cay, Nassau, N.P., The Bahamas, PO BOX CB-13007.

OTHER MATTERS AND ADDITIONAL INFORMATION
Householding of Proxy Materials
    We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of this Proxy Statement and our 2020 Annual Report. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.
    At this time, householding is only available to street name holders (i.e., those stockholders who hold their shares through a brokerage or other financial institution); householding is not available for registered stockholders (i.e., those stockholders with certificates registered in their name or shares registered in their name in book entry format).
    Stockholders who hold their shares through a brokerage or other financial institution may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers/financial institutions.
Regardless of how you hold your shares, if you received a household mailing this year, and you would like to receive additional copies of our proxy materials for the Annual Meeting, please submit your request to our Rimini Street Investor Relations Department by email at IR@riministreet.com, by calling (925) 523-7636 or by directing a written request to Dean Pohl, Vice President of Investor Relations, c/o Rimini Street, Inc., at the address of our principal executive offices (see the first page of this Proxy Statement for address information), and we will promptly deliver the requested copy.
Stockholder Proposals to be Presented at the Next Annual Meeting
    Stockholder proposals intended to be included in the proxy statement for the 2022 annual meeting of stockholders pursuant to SEC Rule 14a-8 must be received by our Secretary no later than December 31, 2021. In order to be considered for inclusion in our proxy statement, these proposals must satisfy the requirements of SEC Rule 14a-8.
    Our Bylaws also provide for separate advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary between 75 and 45 days prior to the one-year anniversary of the date on which we first mailed our proxy materials for the Annual Meeting (that is, between February 14, 2022 and March 16, 2022); provided, however, that if the 2022 annual meeting date is advanced by more than 30 days before or delayed by more than 60 days after the anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be so received by the Secretary no earlier than the close of business 120 days prior to the 2022 annual meeting, and no later than the close of business on the later of (i) 90 days prior to the 2022 annual meeting, or (ii) on or before 10 days after the day on which the date of the 2022 annual meeting is first disclosed in a public announcement. Notice of any such stockholder proposals and director nominations must satisfy the requirements set forth in our bylaws. The Board, a designated committee thereof or the chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.
    All notices of proposals or nominations, as applicable, must be addressed to our Secretary at our principal executive offices (see the first page of this Proxy Statement for address information).
Availability of Annual Report to Stockholders and Report on Form 10-K
    Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on March 3, 2021 (exclusive of exhibits and documents incorporated by reference), may be obtained for free by directing written requests to: Daniel B. Winslow, Secretary, c/o Rimini Street, Inc., at the address of our principal executive offices (see the first page of this Proxy Statement for address information). Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents. You may also obtain the Annual Report on Form 10-K over the internet at the SEC’s website, www.sec.gov, or at https://investors.riministreet.com/financials-and-filings/sec-filings.
Other Matters to be Presented for Action at the Annual Meeting
Management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented at the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matter.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

RIMINI STREET, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 1, 2021.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –
If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting.
To attend;
https://www.cstproxy.com/riministreet/2021

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

PROXY

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, "FOR" PROPOSAL 2, "EACH YEAR" ON PROPOSAL 3 AND "FOR" PROPOSAL 4.

1. Election of Class I Directors

	FOR	WITHHOLD
(1) Margaret (Peggy) Taylor	☐	☐
(2) Jack L. Acosta	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

CONTROL NUMBER

Signature____________________ Signature, if held jointly____________________ Date__________, 2021

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders

The 2021 Proxy Statement and the 2020 Annual Report to Stockholders are available at https://www.cstproxy.com/riministreet/2021

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

RIMINI STREET, INC.

The undersigned appoints Seth A. Ravin and Daniel B. Winslow, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock and / or the shares of 13.00% Series A Redeemable Convertible Preferred Stock (on an as-converted basis) of Rimini Street, Inc. held of record by the undersigned at the close of business on April 19, 2021 at the Annual Meeting of Stockholders of Rimini Street, Inc.

The Annual Meeting of Stockholders is to be held online at https://www.cstproxy.com/riministreet/2021 at 12:00 p.m. Pacific Time on June 2, 2021 or at any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(Continued and to be marked, dated and signed, on the other side)